EXHIBIT 10.2

TERM LOAN AGREEMENT

dated as of

September 9, 2019

among

BEAZER HOMES USA, INC.,

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

and

CREDIT SUISSE INTERNATIONAL,

as Lender

Beazer – Term Loan Agreement (CS-2019)

i	Beazer – Term Loan Agreement (CS-2019)

ii	Beazer – Term Loan Agreement (CS-2019)

iii	Beazer – Term Loan Agreement (CS-2019)

SCHEDULES

Schedule 2.02	-	Borrower’s Wiring Instructions
Schedule 3.07	-	Material Litigation
Schedule 3.10	-	Subsidiaries
Schedule 3.14	-	Compliance with Laws
Schedule 6.01	-	Existing Liens
Schedule 6.02	-	Existing Indebtedness
Schedule 9.01	-	Lender’s Contact Details and Account
Schedule 9.05(c)	-	Succession Event
Schedule 9.05(d)	-	Prepayment Termination Amount
Schedule 9.05(e)	-	Breakage and Related Provisions
Schedule 9.05(f)	-	Lender’s Calculation Guidelines
Schedule 9.05(g)	-	Additional Breakage Provisions

EXHIBITS

Exhibit A	-	Form of Borrowing Request and Acceptance
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Supplemental Guaranty

iv	Beazer – Term Loan Agreement (CS-2019)

This TERM LOAN AGREEMENT (this “Agreement”), dated as of September 9, 2019, is made by and among BEAZER HOMES USA, INC., a Delaware corporation, as borrower (the “Borrower”), the subsidiaries of the Borrower from time to time party hereto as guarantors (the “Guarantors”), and CREDIT SUISSE INTERNATIONAL, as lender (the “Lender”).

The Borrower has requested that the Lender extend credit to the Borrower in the form of the Term Loan (as defined below), in an aggregate principal amount not to exceed $150,000,000, with such Term Loan to be funded on the Funding Date (as defined below). The proceeds of the Term Loan are to be used solely to prepay a portion of the outstanding principal amount of the Borrower’s Designated Senior Notes (as defined below).

The Lender is willing to extend such credit to the Borrower, on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement by which the Borrower or any of its Subsidiaries (i) acquires any going concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Common Equity of another Person.

“Affiliate” shall mean, with respect to any Person, any other Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, such Person or a Subsidiary of such Person; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting equity interests of such Person or any Subsidiary of such Person; or (3) five percent (5%) or more of the voting equity interests of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary party thereto would be required to pay if such Hedging Agreement were terminated on such date.

1	Beazer – Term Loan Agreement (CS-2019)

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into by the Lender and an assignee, substantially in the form of Exhibit B hereto or such other form as shall be approved by the Lender.

“Bail-in Legislation” shall mean in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” shall mean any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean the Board of Directors of the Borrower.

“Borrower” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Borrower Bankruptcy” shall mean the occurrence of a “Bankruptcy” as defined in the Credit Definitions (with references therein to the “Reference Entity” being deemed to be the Borrower).

“Borrower Indebtedness Failure to Pay” shall mean the occurrence of a “Failure to Pay” as defined in the Credit Definitions (with references therein to the “Reference Entity” being deemed to be the Borrower, the “Obligation Category” being “Borrowed Money”, and no “Obligation Characteristics” specified).

“Borrowing Request and Acceptance” shall mean a request to borrow the Term Loan made by the Borrower substantially in the form of Exhibit A hereto, and duly accepted by the Lender and returned to the Borrower; provided, that (x) there may only be a one Borrowing Request and Acceptance in effect at any one time (though if a Borrowing Request and Acceptance expires or is cancelled, the Borrower may submit a new Borrowing Request and Acceptance, subject to the other applicable provisions of this Agreement), (y) once a Term Loan is made under this Agreement pursuant to the terms set forth in a Borrowing Request and Acceptance, such Borrowing Request and Acceptance shall then become “the Borrowing Request and Acceptance” for the purposes of the Term Loan, this Agreement and the other Loan Documents, and (z) once a Term Loan is made under this Agreement, the Borrower shall not submit any other Borrowing Request and Acceptance.

“BRRD” shall mean Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

2	Beazer – Term Loan Agreement (CS-2019)

“BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation.

“BRRD Party” shall mean an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease” shall mean all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP, provided that the adoption or issuance of any accounting standards after the Existing Credit Agreement Execution Date will not cause any lease that would not have been treated as a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease regardless of whether such lease was entered into before or after such adoption or issuance.

“Capital Stock” of any Person shall mean any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, Preferred Stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Cash Equivalents” shall mean: (a) certificates of deposit, time deposits, bankers acceptances, and other obligations placed with commercial banks organized under the laws of the United States of America or any state thereof, or branches or agencies of foreign banks licensed under the laws of the United States of America or any state thereof, having a short-term rating of not less than A- by each of Moody’s and S&P at the time of acquisition, and having a maturities of not more than one year; provided that, with respect to any Investment by the Borrower or a Restricted Subsidiary, the aggregate principal Investment at any one time in any one such institution shall not exceed the Borrower’s specified investment limit for such institution under the Borrower’s investment policy as in effect from time to time; (b) direct obligation of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (c) money market funds provided that such funds (A) have total net assets of at least $2 billion, (B) with respect to any Investment by the Borrower or a Restricted Subsidiary, have investment objectives and policies that substantially conform with the Borrower’s investment policy as in effect from time to time, (C) purchase only first-tier or U.S. government obligations as defined by Rule 2a-7 of the Securities and Exchange Commission promulgated under the Investment Company Act of 1940, and (D) otherwise comply with such Rule 2a-7; provided that the aggregate principal Investment at any one time in any one such money market fund shall not exceed $100,000,000, if the Investment is to be for more than three Business Days; (d) commercial paper and other marketable debt obligations having a maturity not longer than one year and rated at least A2, P2 or the equivalent thereof if commercial paper and otherwise BBB+, Baa1 or the equivalent thereof, in each case, by either S&P or Moody’s, respectively; and (e) with respect to any Investment by the Borrower or a Restricted Subsidiary, investments in other short-term securities permitted as investments under the Borrower’s investment policy in effect from time to time and consented to by the Lender.

3	Beazer – Term Loan Agreement (CS-2019)

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, interpretations or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (z) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. §225.8 or a Governmental Authority’s assessment thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean any of the following (but excluding any of the following occurring in respect of any Significant Guarantor or Significant Subsidiary as a result of an Internal Reorganization or a transaction permitted by Section 6.03 or Section 6.06): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or of a Significant Guarantor or Significant Subsidiary, as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; (ii) the acquisition by any Person or group of forty percent (40%) or more of the aggregate voting power of all classes of Common Equity of the Borrower or of a Significant Guarantor or Significant Subsidiary in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Borrower or of a Significant Guarantor or Significant Subsidiary; (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person or group acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or of any Person or group that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or (b) less than forty percent (40%) (measured by the aggregate voting power of all classes) of the Common Equity of the Borrower being registered under Section 12(b) or 12(g) of the Exchange Act; (v) a majority of the Board of Directors of the Borrower, a Significant Guarantor or a Significant Subsidiary, not being comprised of persons who (a) were members of the Board of Directors of such Borrower, Significant Guarantor or Significant Subsidiary, as of the date of this Agreement (“Original Directors”), or (b) were nominated for election or elected to the Board of Directors of such Borrower, Significant Guarantor, or Significant Subsidiary, with the affirmative vote of at least a majority of the directors who themselves were Original Directors or who were similarly nominated for election or elected; (vi) with respect to any Significant Guarantor or Significant Subsidiary which is not a corporation, any loss by the Borrower of the right or power directly, or indirectly through one or more intermediaries, to control the activities of any such Significant Guarantor or Significant Subsidiary; or (vii) a “Change of Control” or similar event under any of the Senior Notes or any refinancing or replacement thereof, the Existing Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time), or any other Material Debt. Nothing herein contained shall modify or otherwise affect the provisions of Section 6.03 or Section 6.06.

4	Beazer – Term Loan Agreement (CS-2019)

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Common Equity” of any Person shall mean any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity) to the extent that the foregoing is entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or other persons that will control the management and policies of such Person.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated or consolidated” with reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Restricted Subsidiaries consolidated in accordance with GAAP.

“Credit Definitions” shall mean the ISDA 2014 Credit Derivatives Definitions as published by ISDA and as may be amended from time to time by application of protocols published by ISDA and adhered to by the majority of major participants in the credit default swap market in respect of credit default swap transactions with characteristics substantially similar to credit default swap transactions entered into as hedging transactions in respect of this Agreement.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designated Senior Notes” shall mean the 8 3/4% Senior Notes of the Borrower, due March 15, 2022, issued in the aggregate principal amount of $500,000,000 pursuant to an Indenture, dated September 21, 2016, and a Supplemental Indenture, dated September 30, 2016.

“Disqualified Stock” shall have the meaning assigned to such term in the Existing Credit Agreement.

5	Beazer – Term Loan Agreement (CS-2019)

“Dollars” or “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date on which all of the conditions precedent set forth in Section 4.02 shall have been satisfied (or waived in writing by the Lender, in its sole discretion).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued from time to time thereunder.

“EU Bail-in Legislation Schedule” shall mean the document described as such, then in effect, and published by the Loan Market Association (or any successor Person) from time to time at http://www.lma.eu.com/.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Notes” shall mean any notes issued in exchange for the Second Lien Notes pursuant to the Registration Rights Agreement, dated as of July 18, 2012, among the Borrower, certain subsidiaries of the Borrower, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., UBS Securities LLC and Citigroup Global Markets Inc., or a similar agreement.

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) Taxes imposed on (or measured by) its overall net income (and franchise or other Taxes in the nature of a net income or franchise tax imposed in lieu thereof) by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) Taxes that are Other Connection Taxes, (d) in the case of a Foreign Lender, any United States withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Obligor with respect to such withholding Tax pursuant to Section 2.18(a), (e) Taxes attributable to such recipient’s failure to comply with Section 2.18(e), and (f) any U.S. federal withholding Taxes imposed under FATCA.

6	Beazer – Term Loan Agreement (CS-2019)

“Existing Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, originally dated as of September 24, 2012 as amended on November 10, 2014, on November 6, 2015, on October 13, 2016, on October 24, 2017, on October 1, 2018, on February 20, 2019 and on or about September 9, 2019, made by and among, inter alios, the Borrower, the lenders from time to time party thereto, the issuers from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as agent; provided, however, that any reference to and/or any incorporation by reference of, any provision of the Existing Credit Agreement in this Agreement shall be a reference to, and/or an incorporation by reference of, such provision as it is constituted in the Existing Credit Agreement as delivered to the Lender on the date hereof, without giving any effect to any amendment, other modification, termination or waiver of such provision or the Existing Credit Agreement after the date hereof, except to the extent (a) expressly provided herein or (b) that the Lender shall have expressly consented in writing to such amendment, other modification, termination or waiver hereunder, which consent shall not be unreasonably withheld.

“Existing Credit Agreement Execution Date” shall mean September 24, 2012.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, or any published intergovernmental agreement entered into in connection with the implementation of the foregoing and any laws, rules or official practices adopted pursuant to any such published intergovernmental agreement.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate of the quotations for the day of such transactions received by Credit Suisse AG, New York Branch; provided that in no event shall the Federal Funds Effective Rate at any time be less than 0.00% per annum.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Amortization Date” shall mean September 10, 2020.

7	Beazer – Term Loan Agreement (CS-2019)

“First Amortization Payment Amount” shall mean a principal amount equal to $50,000,000, as may be adjusted from time to time pursuant to the terms of Section 2.12(a).

“Fiscal Year” shall mean the fiscal year of the Borrower, ending on September 30 of each calendar year.

“Foreign Lender” shall mean a Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Date” shall mean the date on which all of the conditions precedent set forth in Sections 4.02 and 4.02 shall have been satisfied (or waived in writing by the Lender, in its sole discretion).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.04    hereof.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean the Persons party hereto as guarantors on the date hereof and such other Persons who become party hereto as guarantors from time to time pursuant to Section 5.13.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 8.01.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Housing Unit” shall mean a dwelling, including the land on which such dwelling is located (including condominiums but excluding mobile homes), which dwelling is either under construction or completed and is (or, upon completion of construction thereof, will be) available for sale.

“Indebtedness” shall mean, without duplication, with respect to any Person (1) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property (including, without limitation, seller financing of any “Inventory” (as defined in the Existing Credit Agreement)) or services, provided, however, that Indebtedness shall not include (A) obligations with respect to (x) options to purchase Real Property that have not been exercised, or (y) profit participation arrangements

8	Beazer – Term Loan Agreement (CS-2019)

in favor of prior owners of Real Property relating to subsequent sales of such Real Property or (B) trade payables arising in the ordinary course of business that are no more than 90 days overdue; (4) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in the Borrower’s consolidated balance sheet; (5) current liabilities in respect of unfunded vested benefits under Plans and incurred withdrawal liability under any Multiemployer Plan; (6) all fixed obligations of such Person in respect of letters of credit or other similar instruments or reimbursement obligations with respect thereto (including contingent liabilities with respect to letters of credit not yet drawn upon, but excluding standby letters of credit, and surety, performance, completion and payment bonds, and similar instruments issued for the benefit of such Person, and other liabilities and obligations of such Person in respect of earnest money notes or similar purpose undertakings or indemnifications issued in the ordinary course of business (as determined in good faith by the Borrower)); (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or entity, or otherwise to assure a creditor against loss, provided, however, that “Indebtedness” shall not include guaranties of performance obligations or guaranties of obligations of others not otherwise constituting Indebtedness as provided herein; (9) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; (10) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement); and (11) all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference for such Disqualified Stock plus accrued and unpaid dividends).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Interest Payment Date” shall mean each of (a) the 10th day of each March, June, September and December occurring after the Funding Date, (b) the First Amortization Date (with respect to all interest accrued, and not then yet paid, on the First Amortization Payment Amount), (c) the Second Amortization Date (with respect to all interest accrued, and not then yet paid, on the Second Amortization Payment Amount), (d) the Maturity Date, and (e) any Prepayment Date on which the principal amount of the Term Loan is prepaid or repaid in full.

9	Beazer – Term Loan Agreement (CS-2019)

“Internal Reorganization” shall mean any reorganization between or among the Borrower and any Subsidiary or Subsidiaries or between or among any Subsidiary and one or more other Subsidiaries or any combination thereof by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Subsidiary (whether in one transaction or in a series of transactions); provided that (a) the Borrower shall preserve and maintain its status as a validly existing corporation and (b) all assets, liabilities, obligations and guarantees of any Subsidiary party to such reorganization will continue to be held by such Subsidiary or be assumed by the Borrower or a Wholly-Owned Subsidiary of the Borrower.

“Investments” shall have the meaning assigned to such term in Section 6.07.

“ISDA” shall mean International Swaps and Derivatives Association, Inc.

“Joint Venture” shall mean any Person (other than a Subsidiary) in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

“Lender” shall mean (a) Credit Suisse International, acting through any of its Affiliates or branches, in its capacity as the holder of any Term Loan hereunder, and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Lending Installation” shall mean, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, deed to secure debt, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan Documents” shall mean this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.05(d), each Borrowing Request and Acceptance, and any other document executed in connection with the foregoing pursuant to the terms of this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material impairment of the ability of (a) the Borrower or (b) the other Obligors, taken as a whole, in each case, to perform their respective obligations under the Loan Documents, or (iii) a material impairment of the rights and remedies of or benefits available to the Lender under any of the Loan Documents.

10	Beazer – Term Loan Agreement (CS-2019)

“Material Debt” shall mean (a) Indebtedness (other than Indebtedness created under the Loan Documents) or (b) obligations in respect of one or more Hedging Agreements, in each case, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maturity Date” shall mean September 9, 2022.

“Maximum Liability” shall have the meaning assigned to such term in Section 8.07(a).

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MNPI Representation” shall mean a representation made by the Borrower that the Borrower is not, at the time of such representation, in possession of any material, non-public information (within the meaning of the Securities Laws) with respect to the Borrower or any of its Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” has the meaning given to such term in the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity (i) is an “employer” as defined in Section 3(5) of ERISA or (ii) has made contributions, or been obligated to make contributions, during the preceding six plan years.

“Non-Paying Guarantor” shall have the meaning assigned to such term in Section 8.07 (c).

“Non-Recourse Indebtedness” with respect to any Person shall mean Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may secure such Indebtedness or may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties, covenants and indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, deposits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets, waste and mechanics’ liens, breach of separateness covenants, and other customary exceptions or (c) in the case of the borrower thereof only, other obligations in respect of such Indebtedness that are payable solely as a result of a voluntary or collusive non-voluntary bankruptcy filing (or similar filing or action) by such borrower.

11	Beazer – Term Loan Agreement (CS-2019)

“Obligation” shall mean any and all present and future obligations of the Borrower and/or any Guarantor under the Loan Documents.

“Obligor” shall mean any of the Borrower and/or any Guarantor.

“Other Connection Taxes” shall mean, with respect to the Lender or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paying Guarantor” shall have the meaning assigned to such term in Section 8.07(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Pending Succession Event” shall have the meaning assigned to such term in Section 5.08(m).

“Permitted Acquisition” shall mean any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a domestic business or domestic entity engaged primarily in the business of home building; provided that (a) immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing and (b) for any Acquisition involving the Borrower by way of merger or consolidation, either (x) the Borrower is the surviving entity following such Acquisition, or (y) the surviving entity has assumed or otherwise become liable for all obligations of the Borrower under this Agreement and the other Loan Documents, and the ownership of the Common Equity and the composition of the Board of Directors of the surviving entity resulting from such merger or consolidation does not otherwise constitute a Change of Control in respect of such surviving entity.

“Permitted Liens” shall mean the Liens permitted under Section 6.01.

12	Beazer – Term Loan Agreement (CS-2019)

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA or during the preceding six plan years, has made, or been obligated to make, contributions; provided, however, that the term “Plan” shall not include any Multiemployer Plan.

“Preferred Stock” of any Person shall mean all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Prepayment Amount” shall have the meaning assigned to such term in Section 9.05(d).

“Prepayment Event” shall have the meaning assigned to such term in Section 9.05(d).

“Prepayment Termination Amount” shall mean the amount calculated in accordance with the provisions set forth on Schedule 9.05(d).

“Prime Rate” shall mean, for any day, the rate of interest per annum determined from time to time by Credit Suisse International as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse International based upon various factors including Credit Suisse International’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Prohibited Transaction” shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Code that could subject the Borrower or any Subsidiary to any liability.

“Publicly Available Information” shall have the meaning assigned to such term in Section 5.17.

“Qualifying Guarantee” shall mean an arrangement evidenced by a written instrument pursuant to which the Borrower irrevocably agrees (by guarantee of payment or equivalent legal arrangement) to pay all amounts due under an obligation (the “Underlying Obligation”) for which another party is the obligor (the “Underlying Obligor”).

“Real Property” shall mean all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by an Obligor, together with the right, title and interest of such Obligor in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the land and all royalties and rights appertaining to the use and enjoyment of the land necessary for the residential development of such land, together with all of the buildings and other improvements now or hereafter erected on the land, and any fixtures appurtenant thereto.

13	Beazer – Term Loan Agreement (CS-2019)

“Reference Indebtedness” shall mean, with respect to the Borrower (a) if a “Standard Reference Obligation” has been specified on the “SRO List” for the “Senior Level” (each as defined in the Credit Definitions) with respect to such Person, such Standard Reference Obligation; or (b) otherwise the most senior Dollar-denominated “Reference Obligation” (as defined in the Credit Definitions) that is generally accepted in the credit default swap market for credit default swap transactions with respect to such Person with characteristics substantially similar to credit default swap transactions entered into as hedging transactions in respect of this Agreement.

“Refinancing Indebtedness” shall mean Indebtedness that refunds, refinances or extends (by way of replacement) any applicable Indebtedness of the Borrower or its Restricted Subsidiaries existing on the Signing Date or other Indebtedness (other than Non-Recourse Indebtedness) permitted to be incurred by the Borrower or its Restricted Subsidiaries by the terms of this Agreement (“Refinanced Indebtedness”) but only to the extent that (i) the Refinancing Indebtedness is in right of payment with the Obligations to the same extent as such Refinanced Indebtedness, (ii) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the sum of (A) the aggregate amount then outstanding under the Refinanced Indebtedness, plus (B) accrued and unpaid interest on such Refinanced Indebtedness, plus (C) reasonable fees and expenses incurred in obtaining such Refinancing Indebtedness (including any applicable prepayment premiums and defeasance costs), it being understood that this clause (ii) shall not preclude the Refinancing Indebtedness from being a part of an Indebtedness financing that includes other or additional Indebtedness otherwise permitted herein, (iii) such Refinancing Indebtedness is incurred by the same Person that initially incurred such Refinanced Indebtedness or by another Person of which the Person that initially incurred such Refinanced Indebtedness is a subsidiary, (iv) such Refinancing Indebtedness is incurred within 180 days prior to or 180 days after such Refinanced Indebtedness is so refunded, refinanced or extended; and (v) the Refinancing Indebtedness is scheduled to mature either (x) no earlier than the Refinanced Indebtedness or (y) after the Latest Termination Date (as defined in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, partners, members, employees, agents, controlling persons, members, successors and assigns and advisors of such Person and such Person’s Affiliates.

14	Beazer – Term Loan Agreement (CS-2019)

“Relevant Resolution Authority” shall mean the resolution authority with the ability to exercise any Bail-in Powers in relation to a BRRD Party.

“Repayment Amount Rate” shall mean the “Repayment Amount Rate” accepted by the Lender and set forth in the Borrowing Request and Acceptance pursuant to which the Term Loan is made.

“Reportable Event” shall mean any of the events set forth in Section 4043 of ERISA with respect to a Plan (excluding any such event with respect to which the PBGC has waived the 30-day notice requirement).

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Debt” has the meaning given to such term in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Borrower or any Subsidiary.

“Restricted Subsidiary” has the meaning given to such term in the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” shall mean Standard & Poor’s Financial Services, LLC, a subsidiary of the McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” shall mean the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amortization Date” shall mean September 10, 2021.

“Second Amortization Payment Amount” shall mean a principal amount equal to $50,000,000, as may be adjusted from time to time pursuant to the terms of Section 2.12(a).

15	Beazer – Term Loan Agreement (CS-2019)

“Second Lien Notes” shall mean the 6.625% Senior Secured Notes of the Borrower issued pursuant to the Base Indenture 2012 in the original principal amount of $300,000,000.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, regulations, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Senior Notes” shall mean (i) the 6 7/8% Senior Notes due 2015 of the Borrower issued in the original principal amount of $350,000,000 pursuant to the Indenture dated April 17, 2002 (the “Base Indenture 2002”) and Fifth Supplemental Indenture dated June 8, 2005, (ii) the 8.125% Senior Notes due 2016 of the Borrower issued in the original principal amount of $275,000,000 pursuant to the Base Indenture 2002 and the Eighth Supplemental Indenture dated June 6, 2006, (iii) the 9 1/8% Senior Notes due 2018 of the Borrower issued in the original principal amount of $300,000,000 pursuant to the Base Indenture 2002 and the Thirteenth Supplemental Indenture dated May 20, 2010, (iv) the 9 1/8% Senior Notes due 2019 of the Borrower issued in the original principal amount of $250,000,000 pursuant to the Base Indenture 2002 and the Fourteenth Supplemental Indenture dated November 12, 2010, (v) the 7.00% Senior Amortizing Notes due 2013 of the Borrower issued in the original principal amount of approximately $15,738,000 pursuant to the Base Indenture 2002 and the Twelfth Supplemental Indenture dated May 10, 2010, (vi) the 6.00% Senior Amortizing Notes due 2015 of the Borrower issued in the original principal amount of approximately $23,460,000 pursuant to the Base Indenture 2002 and the Sixteenth Supplemental Indenture dated July 16, 2012, and (vii) the 6.625% Senior Secured Notes of the Borrower issued in the original principal amount of $300,000,000 pursuant to the Indenture dated July 18, 2012 (the “Base Indenture 2012”).

“Significant Guarantor” has the meaning given to such term in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” has the meaning given to such term in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Signing Date” shall mean September 9, 2019.

“Specified Default” shall have the meaning assigned to such term in Section 5.17.

“subsidiary” shall mean any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a subsidiary or subsidiaries at least a majority of the outstanding capital stock or other interest entitled to vote generally and whose financial results are required to be consolidated with the financial results of the designated parent in accordance with GAAP.

“Subsidiary” shall mean any subsidiary of the Borrower.

16	Beazer – Term Loan Agreement (CS-2019)

“Succession Event” shall mean an event or circumstances giving rise to, or causing there to be, a “Successor”, as defined in the Credit Definitions (with references therein to the “Reference Entity” being deemed to be the Borrower and, as used in determining the “Relevant Obligations” with “Obligation Category” being “Borrowed Money” and no “Obligation Characteristics” specified).

“Successor” shall mean a “Successor” as defined in the Credit Definitions.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Capital Stock or Restricted Debt or (b) any payment (other than on account of a permitted purchase by it of any Capital Stock or Restricted Debt) the amount of which is determined by reference to the price or value at any time of any Capital Stock or Restricted Debt; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean the term loan made by the Lender to the Borrower on the Funding Date pursuant to Section 2.02.

“Term Loan Commitment” shall mean the commitment of the Lender to make a Term Loan hereunder, as set forth in an applicable Borrowing Request and Acceptance.

“Term Loan Committed Amount” shall mean the amount set forth in a Borrowing Request and Acceptance that has been duly completed, executed and delivered by the Borrower and the Lender as the Lender’s committed amount in respect of the Term Loan, and which shall not in any event exceed the Term Loan Maximum Amount.

“Term Loan Interest Rate” shall mean the “Term Loan Interest Rate” accepted by the Lender and set forth in the Borrowing Request and Acceptance pursuant to which the Term Loan is made.

“Term Loan Maximum Amount” shall mean $150,000,000.

“UHIC” shall mean United Homes Insurance Corporation, a Vermont corporation and Wholly-Owned Subsidiary of the Borrower.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

17	Beazer – Term Loan Agreement (CS-2019)

“Wholly-Owned Subsidiary” of any Person shall mean (i) a Subsidiary, of which one hundred percent (100%) of the outstanding Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly-Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the outstanding Common Equity of such entity.

“Write-down and Conversion Powers” shall mean, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or any other agreement, document or contract shall mean such Loan Document or other agreement, document or contract (but excluding herefrom the Existing Credit Agreement) as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Lender that the Borrower wishes to amend any provision hereof or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Lender notifies the Borrower that it wishes to amend any provision hereof for such purpose), then such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower, the Lender.

SECTION 1.03 [Reserved].

SECTION 1.04 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.08 hereof (or, prior to the delivery of the first financial statements pursuant to Section 5.08 hereof, consistent with the financial statements as at June 30, 2019); provided, however, if (a) the

18	Beazer – Term Loan Agreement (CS-2019)

Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Lender shall so object in writing within 30 days after delivery of such financial statements, then the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.05 Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

19	Beazer – Term Loan Agreement (CS-2019)

ARTICLE II

The Credits

SECTION 2.01 Term Loan Maximum Amount. Subject to the terms and conditions of, and relying upon the representations and warranties contained in, this Agreement and the other Loan Documents, and subject to the execution and delivery of a Borrowing Request and Acceptance by the Borrower and the Lender, the Lender agrees to make the Term Loan to the Borrower on the Funding Date, in the principal amount specified by the Borrower in the Borrowing Request and Acceptance, and in any event not to exceed the Term Loan Maximum Amount. Amounts paid or prepaid in respect of Term Loan (to the extent permitted herein) may not be re-borrowed.

SECTION 2.02 Term Loan. The Lender shall advance the Term Loan in a single borrowing in an aggregate principal amount that (i) does not exceed the Lender’s Term Loan Committed Amount (as set forth in the applicable Borrowing Request and Acceptance executed and delivered by both the Borrower and the Lender), and (ii) is an integral multiple of $5,000,000. Subject to the terms of Section 4.02, the Lender shall make the available the full principal amount of the Term Loan by wire transfer of immediately available funds to the account of the Borrower set forth on Schedule 2.02 hereto not later than 1:00 p.m. (New York City time) on the Funding Date; provided, that if the Funding Date does not occur by 5:00 p.m. (New York City time) on the fifth Business Day following the requested Funding Date (as specified by the Borrower in a Borrowing Request and Acceptance), then such Borrowing Request and Acceptance shall expire and the Lender have shall no further commitment whatsoever under such Borrowing Request and Acceptance or hereunder, notwithstanding that it shall have previously executed and delivered such Borrowing Request and Acceptance.

SECTION 2.03 [Reserved].

SECTION 2.04 Borrowing Procedure. In order to request the making of the Term Loan, the Borrower shall notify the Lender of its desire to borrow the Term Loan (and the desired terms thereof) by delivering to the Lender (by overnight courier, or by telefacsimile or electronic mail of a scanned image) an executed Borrowing Request and Acceptance (in the form set forth on Exhibit A hereto), not later than 12:00 p.m. (New York City time), at least eight Business Days prior to the proposed Funding Date. Each such Borrowing Request and Acceptance shall be irrevocable, and shall specify the following information: (i) the date of the requested Funding Date (which shall be a Business Day); (ii) the principal amount of the requested Term Loan (which shall not exceed the Tem Loan Maximum Amount); (iii) the maximum Term Loan Interest Rate that the Borrower will accept; and (iv) the maximum Repayment Amount Rate that the Borrower will accept. The Lender agrees that, no later than the second Business Day after it receives a Borrowing Request and Acceptance executed by the Borrower, it will either (x) execute and deliver the Borrowing Request and Acceptance to the Borrower (by overnight courier, or by telefacsimile or electronic mail of a scanned image), including Lender’s commitment to make the Term Loan in the requested principal amount, on the requested Funding Date and with a stated interest rate that is no higher than the maximum

20	Beazer – Term Loan Agreement (CS-2019)

Term Loan Interest Rate specified by the Borrower in the Borrowing Request and Acceptance, or (y) notify the Borrower in writing (including by telefacsimile or electronic mail) that it is unable to make the Term Loan on the terms specified by the Borrower in the Borrowing Request and Acceptance.

SECTION 2.05 Evidence of Indebtedness; Repayment of Term Loans.

(a) The Borrower hereby unconditionally promises to pay to the Lender the principal amount of the Term Loan, as provided in Section 2.12.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Term Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c) The entries made in the accounts maintained pursuant to clause (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay any Term Loan in accordance with its terms.

(d) The Lender may request that any Term Loan held by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to the Lender a promissory note payable to the Lender and its registered assigns and in a form and substance reasonably acceptable to the Lender and the Borrower. Notwithstanding any other provision of this Agreement, in the event the Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.06 [Reserved].

SECTION 2.07 Interest on Term Loans.

(a) Subject to the provisions of Section 2.08, the Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days, calculated from and including the Funding Date, to but excluding the date of repayment thereof) at a rate per annum equal to the Term Loan Interest Rate.

(b) Interest on the Term Loan shall be payable on each Interest Payment Date. If any Interest Payment Date shall fall on a day other than a Business Day, the payment of interest due on such Interest Payment Date shall be made on the immediately preceding Business Day (and the computation of the interest payable on such earlier date shall include interest for the period to the Interest Payment Date).

21	Beazer – Term Loan Agreement (CS-2019)

SECTION 2.08 Default Interest. If (a) any Obligor shall default in the payment of any principal of, or interest on, any Term Loan or any other amount payable hereunder or under any other Loan Document, by acceleration or otherwise, or (b) if any other Event of Default under Article VII has occurred and is continuing, then, in the case of clause (a) above, until such defaulted amount shall have been paid in full or, in the case of clause (b) above, for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (i) in the case of principal of any Term Loan, at the rate otherwise applicable to such Term Loan pursuant to Section 2.07 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate plus 2.00% per annum.

SECTION 2.09 [Reserved].

SECTION 2.10 Termination of this Agreement and the Term Loan Commitment.

(a) In addition, and in any event, if the Effective Date and the Funding Date shall not both have occurred prior to September 30, 2019, and as a result the Term Loan shall not have been made prior to such date, then this Agreement, any Borrowing Request and Acceptance, and any Term Loan Commitment hereunder, shall in each case automatically terminate as of such date, subject to Sections 9.02 and 9.05.

(b) If any Term Loan Commitment shall have terminated or expired, no amounts under any Term Loan shall remain outstanding, all accrued interest on any Term Loan and all accrued fees and expenses payable by the Borrower shall have been paid in full (in each case, subject to compliance with Section 9.05), and all other amounts payable by the Obligors under the Loan Documents that are due and unpaid on the date of the notice from Borrower referred to below in this sentence shall have been paid, then upon written notice from the Borrower to the Lender, this Agreement shall terminate and upon the delivery of such notice, the Borrower shall be deemed to have made an MNPI Representation.

SECTION 2.11 [Reserved].

SECTION 2.12 Repayment of Term Loans.

(a) The Borrower shall pay to the Lender, on the dates set forth below, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loan (as adjusted from time to time pursuant to Sections 2.13, and 9.05(d) for any Prepayment Amounts made on or prior to the applicable Repayment Date) equal to the amount set forth below for such date, together in each case with all accrued and unpaid interest on the principal amount to be paid to, but excluding, the date of such payment:

Repayment Date:                     Amount:

First Amortization Date         First Amortization Payment Amount

Second Amortization Date     Second Amortization Payment Amount

22	Beazer – Term Loan Agreement (CS-2019)

(b) The Borrower shall pay to the Lender, on the Maturity Date, or if such date is not a Business Day, on the immediately preceding Business Day, the entire unpaid principal amount of all Term Loans then outstanding, together with accrued and unpaid interest on the principal amount to be paid to, but excluding, the date of such payment.

(c) All repayments pursuant to this Section 2.12 shall be without premium or penalty.

SECTION 2.13 No Prepayments. Other than as provided under Section 2.12(a) above, the Borrower shall not have the right at any time to prepay any principal amount of any Term Loan, in whole or in part, prior to the Maturity Date, unless all payments required by Section 9.05 have been paid in full as determined by the Lender (and to the extent of any asserted claims therefor).

SECTION 2.14 Payments Generally.

(a) The Borrower shall make each payment (including principal of or interest on any Term Loan or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m. (New York City time), on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment (other than any amounts payable to the Lender under Section 2.15 or any other provision hereof, which shall be paid directly to the Lender), shall be made to the Lender’s account specified on hereto.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the immediately preceding Business Day (and the computation of the amount payable on such earlier date shall include amounts attributable to the period to the original payment date).

SECTION 2.15 Reserve Requirements; Change in Circumstances.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (d) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made or held by such Lender, or any participation therein;

23	Beazer – Term Loan Agreement (CS-2019)

and the result of which is to increase the cost to any Lender of making, funding or maintaining any Term Loan, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with any Term Loan, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Term Loans held or interest received by it; then, the Borrower shall pay to such Lender, in accordance with clause (c) below, that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Term Loans or its Term Loan Commitment. This covenant shall survive the termination of this Agreement and the prepayment or repayment of the Term Loan and all other amounts payable hereunder.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender, or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, any Term Loan Commitment or any Term Loans made or held by, or participations in any Term Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then the Borrower shall pay to the such Lender, as the case may be, in accordance with clause (c) below, the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Term Loans, its obligation to make any Term Loan hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity).

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the applicable Lender the amount shown as due on any such certificate delivered by it within 15 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender under clause (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.15 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.16 [Reserved].

24	Beazer – Term Loan Agreement (CS-2019)

SECTION 2.17 [Reserved].

SECTION 2.18 Taxes.

(a) Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if any Obligor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall timely make such deductions and (iii) such Obligor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without limiting the provisions of the paragraph above, each Obligor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Obligor shall jointly and severally indemnify any Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of such Lender on or with respect to any payment by or on account of any obligation of such Obligor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A statement as to the amount of such payment or liability delivered to the applicable Obligor by such Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, such Obligor shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Obligor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Obligor, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Obligor as will permit such payments to be made without withholding or at a reduced rate. In addition, each recipient shall deliver to each Obligor at the time or times prescribed by law and at such time or times reasonably requested by such Obligor such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Obligor as may be necessary for the such Obligor to comply with its obligations under FATCA and to determine that such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

25	Beazer – Term Loan Agreement (CS-2019)

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) if the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

ARTICLE III

Representations and Warranties

To induce the Lender to enter into this Agreement, and to make the Term Loan and other advances hereunder, each Obligor hereby represents and warrants to the Lender that:

SECTION 3.01 Incorporation, Formation, Good Standing, and Due Qualification. The Borrower, each Subsidiary, and each of the Guarantors is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not reasonably be expected, in any one case or in the aggregate, to have a Material Adverse Effect.

SECTION 3.02 Power and Authority. The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (1) require any consent or approval of the stockholders of such corporation, partners of such partnership or members of such limited liability company

26	Beazer – Term Loan Agreement (CS-2019)

(except such consents as have been obtained as of the Signing Date and remain in effect as of the Funding Date); (2) contravene such corporation’s charter or bylaws, such partnership’s partnership agreement or such limited liability company’s articles or certificate of formation or operating agreement; (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation, partnership or limited liability company; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such corporation, partnership or limited liability company is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation, partnership or limited liability company, other than Liens securing the Obligations; and (6) cause such corporation, partnership or limited liability company to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

SECTION 3.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents previously delivered or when delivered under this Agreement are or will be legal, valid, and binding obligations of the Borrower or each Guarantor, as the case may be, enforceable against the Borrower or each Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

SECTION 3.04 Financial Statements. The consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2019, and the consolidated statements of operations, cash flow and changes to stockholders’ equity of the Borrower and its Subsidiaries for the period of the fiscal quarter ended June 30, 2019, are complete and correct and fairly present as at such date the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to the absence of footnotes and year-end adjustments), and since June 30, 2019, there has been no change or occurrence that has had a Material Adverse Effect. As of the Effective Date, there are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since June 30, 2019. No information, exhibit, or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement, taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

SECTION 3.05 Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) having, in any one case or in the aggregate, a Material Adverse Effect. Except to the extent any of the following would not reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect, (i) the hours worked by and payments made to

27	Beazer – Term Loan Agreement (CS-2019)

employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (ii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary and (iii) no making of a Term Loan pursuant to this Agreement will give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.06 Other Agreements. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, in any case where such default could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Litigation. Except as disclosed on or Schedule 3.14, or reflected in or reserved for in the financial statements referred to in Section 3.04, there is no pending or, to the knowledge of the Borrower or any Guarantor, threatened action, suit or proceeding at law or in equity against or affecting the Borrower or any Significant Subsidiary or any Significant Guarantor or any business, property or rights of any such Person before any court, governmental agency, or arbitrator, which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 No Defaults on Outstanding Judgments or Orders. Except for judgments with respect to which the uninsured liability of the Borrower, each Significant Subsidiary and each Significant Guarantor does not exceed $10,000,000 in the aggregate for all such judgments, the Borrower, each Significant Subsidiary and each Significant Guarantor have satisfied all final, non-appealable judgments. None of the Borrower, any Significant Subsidiary or any Significant Guarantor is in default with respect to any judgment, writ, injunction, decree, ruling or order of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, except for defaults with respect to (a) any monetary judgment, writ, inunction, decree, ruling or order with respect to which the uninsured liability of the Borrower, each Significant Subsidiary and each Significant Guarantor does not exceed $10,000,000 in the aggregate for all such defaults or (b) any non-monetary judgment, writ, injunction, decree, ruling or order which would not reasonably be expected, in any one case or in the aggregate, to have a Material Adverse Effect and which would not constitute an Event of Default hereunder.

SECTION 3.09 Properties and Liens.

(a) As of the Effective Date, the Borrower, each Guarantor and each other Subsidiary have good and marketable title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including all of the Mortgaged Properties and the properties and assets and leasehold interests reflected in the financial statements referred to in

28	Beazer – Term Loan Agreement (CS-2019)

Section 3.04 (other than any properties or assets disposed of in the ordinary course of business or as otherwise expressly permitted by this Agreement). None of the properties and assets owned by the Borrower, any Guarantor or any other Restricted Subsidiary and none of their leasehold interests is subject to any Lien, except for Permitted Liens.

(b) The Borrower, each Guarantor and each other Subsidiary (i) have complied with all obligations under all leases to which it is a party and all such leases are in full force and effect, and (ii) enjoy peaceful and undisturbed possession under all such leases, in each case except where failure to so comply or to have such possession would not reasonably be expected to have a Material Adverse Effect.

(c) No Responsible Officer of the Borrower, any Subsidiary or any Guarantor has received any notice of, nor has any actual knowledge of, any pending, contemplated, or threatened condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of such condemnation that has not been reported in writing to the Lender.

SECTION 3.10 Subsidiaries and Ownership of Stock. Set forth on Schedule 3.10 hereto is a complete and accurate list, as of the Effective Date, of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or formation of each and showing the percentage of the Borrower’s ownership of the outstanding stock or partnership interest or membership interest of each Subsidiary. All of the outstanding Capital Stock of each such corporate Subsidiary has been validly issued, is fully paid and nonassessable, and, except as a result of an Internal Reorganization or a transaction permitted by Section 6.03 or Section 6.06, is owned, directly or indirectly, by the Borrower free and clear of all Liens. The limited partnership agreement of each such limited partnership Subsidiary is in full force and effect and has not been amended or modified, except for such amendments or modifications as are delivered to the Lender under Section 4.01. As of the Effective Date, each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.

SECTION 3.11 ERISA. The Borrower and each Subsidiary and each Guarantor are in compliance in all material respects with all applicable provisions of ERISA and the Code. Except to the extent the occurrence of any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; (ii) no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; (iii) no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; (iv) neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan under circumstances that could subject the Borrower or any Subsidiary to withdrawal liabilities; (v) the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and (vi) neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

29	Beazer – Term Loan Agreement (CS-2019)

SECTION 3.12 Operation of Business. The Borrower, each Subsidiary and each Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries and each Guarantor are not in violation of any valid rights of others with respect to any of the foregoing, in each case where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto could reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect.

SECTION 3.13 Taxes. All federal and state income tax liabilities or income tax obligations, and all other material income tax liabilities or material income tax obligations, of the Borrower, each Subsidiary and each Guarantor have been timely paid or have been accrued by or reserved for by the Borrower, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. All federal and state income tax returns and other material tax returns required to be filed by the Borrower, each Subsidiary and each Guarantor have been timely filed, and such tax returns, taken as a whole, are complete and correct in all material respects. The Borrower constitutes the parent of an affiliated group of corporations for purposes of filing a consolidated United States federal income tax return.

SECTION 3.14 Laws; Environment. Except as disclosed on Schedule 3.14 hereto or except where failure to comply with or satisfy any of the following would not reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect: (a) the Borrower, each Subsidiary and each Guarantor have duly complied, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety); (b) the Borrower, each Subsidiary and each Guarantor have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (6) other environmental, health or safety matters; (c) no Responsible Officer of the Borrower, any Subsidiary or any Guarantor has received notice of, or has knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities; (d) except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or hazardous wastes at or from the premises, in each case related to the premises of the Borrower, each Subsidiary and each Guarantor; and accordingly the premises of the Borrower, each Subsidiary and each Guarantor have not been adversely affected, in any respect, by any toxic or hazardous substances

30	Beazer – Term Loan Agreement (CS-2019)

or wastes; (e) there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity and, to the knowledge of the Borrower, any Subsidiary or any Guarantor, none is threatened, with respect to violations of law or damages by reason of Borrower’s or any Subsidiary’s (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal at any location; (5) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste at any location; or (6) other environmental, health or safety matters affecting the Borrower, any Subsidiary or any Guarantor or its business, operations, assets, equipment, property, leaseholds, or other facilities; and (f) neither the Borrower nor any Subsidiary nor any Guarantor has any indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

SECTION 3.15 Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.16 OFAC; Foreign Corrupt Practices Act; USA Patriot Act.

(a) None of the Borrower, the Guarantors or their respective subsidiaries, directors or officers nor, to the knowledge of any Responsible Officer of any of them, any agent, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, is (or will be) a person with whom, to the knowledge of such Responsible Officer, the Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and, to the knowledge of such Responsible Officer, is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

(b) None of the Borrower, the Guarantors or their respective subsidiaries, directors or officers nor, to the knowledge of any Responsible Officer of any of them, any of their respective Affiliates or any agent, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, is in violation of any Requirements of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the USA Patriot Act.

31	Beazer – Term Loan Agreement (CS-2019)

(c) None of the Borrower, the Guarantors or their respective subsidiaries, directors or officers nor, to the knowledge of any Responsible Officer of any of them, any agent, broker, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, in any capacity in connection with any Term Loan (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.16(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) None of the Borrower, the Guarantors or their respective subsidiaries, directors or officers nor, to the knowledge of any Responsible Officer of any of them, any agent, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, has, in the course of its actions for, or on behalf of, the Borrower or the Guarantors, directly or indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other similar payment in violation of any applicable law, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, any federal or state law prohibiting bribery of public officials, any laws prohibiting commercial bribery, or any other anti-corruption law in any jurisdiction where the Borrower or any of its Subsidiaries do business.

SECTION 3.17 Accuracy of Information. The representations and warranties by the Borrower or any Guarantor contained herein or in any other Loan Document or made hereunder or in any other Loan Document and the certificates, schedules, exhibits, reports or other documents provided or to be provided by the Borrower or any Guarantor in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents), when taken as a whole, do not contain and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not materially misleading at the time such statements were made or are deemed made.

SECTION 3.18 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the making of any Term Loan pursuant to this Agreement, except for such as have been made or obtained and are in full force and effect.

SECTION 3.19 Insurance. The insurance information furnished to the Lender includes a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Effective Date. As of such date, such insurance is in full force and effect and all premiums then due and payable have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are customary under industry practice.

SECTION 3.20 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Borrower to occur on the Effective Date and on the Funding Date (including the making of the Term Loan on the Funding Date), and giving effect to the application of the proceeds of the Term Loan, (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the properties of the

32	Beazer – Term Loan Agreement (CS-2019)

Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are now proposed to be conducted following the Effective Date and the Funding Date.

SECTION 3.21 Intellectual Property. The Borrower and each Subsidiary owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, in each case necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.22 Margin Stock. None of the Borrower or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

SECTION 3.23 Non-EEA Financial Institution Status. None of Borrower or any of its Subsidiaries is an EEA Financial Institution.

ARTICLE IV

Conditions to Making the Term Loan

This Agreement shall become effective as provided in Section 9.03. Notwithstanding the foregoing, the Lender’s obligation to make the Term Loan is subject to the satisfaction of the following conditions (any or all of which may be waived by the Lender in its sole discretion):

SECTION 4.01 Effectiveness of this Agreement. The occurrence of the Effective Date shall be subject to the satisfaction of the following conditions:

(a) This Agreement shall have been duly executed and delivered by the Borrower, each Guarantor, and the Lender.

(b) The representations and warranties of each Obligor set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the Effective Date, with the same effect as though made on and as of such date (or, to the extent that any such representations and warranties are already qualified as to “materiality”, “Material Adverse Effect” or words of similar effect, such representations and warranties shall be true and correct in all respects), except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true in all material respects (or, to the extent already qualified as to “materiality”, “Material Adverse Effect” or words of similar effect, true and correct in all respects) as of such earlier date.

33	Beazer – Term Loan Agreement (CS-2019)

(c) Both immediately prior to, and after giving effect to the occurrence of the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(d) The Lender shall have received a favorable legal opinion of (i) Keith L. Belknap, general counsel of the Borrower and (ii) King & Spalding LLP, outside counsel for the Obligors, each dated the Effective Date, addressed to the Lender, and in a form and substance reasonably satisfactory to the Lender.

(e) The Lender shall have received, in form and substance reasonably satisfactory to the Lender, (i) a copy of the certificate or articles of incorporation (or equivalent), including all amendments thereto, of each Obligor, certified by the Secretary of State of such Obligor’s state of incorporation or formation, and a certificate as to the good standing of each Obligor as of a recent date, from each such Secretary of State; (ii) a certificate of the Secretary, Assistant Secretary or Financial Officer of each Obligor dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent) of such Obligor, as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Obligor, authorizing the execution, delivery and performance of the Loan Documents to which such Obligor is a party and, in the case of the Borrower, the borrowings of the Term Loan hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or equivalent) of such Obligor have not been amended since the date of the last amendment thereto delivered pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Obligor, as applicable; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other customary closing documents and instruments as the Lender may reasonably request at least two Business Days prior to the Effective Date.

(f) The Lender shall have received a certificate, in form and substance reasonably satisfactory to the Lender, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (b) and (c) of this Section 4.01.

(g) The Lender shall have received the financial statements and auditors’ report referred to in Section 3.04, none of which shall demonstrate a material adverse change in the financial condition of the Borrower from (and shall not otherwise be materially inconsistent with) the financial statements previously provided to the Lender.

34	Beazer – Term Loan Agreement (CS-2019)

(h) The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent previously invoiced, reimbursement or payment of all out-of-pocket expenses (including expenses of counsel to the Lender) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(i) The Lender shall have received a certificate from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Lender, dated as of the Effective Date, certifying that, after giving effect to the consummation of the transactions contemplated by the Borrower to occur on the Effective Date and on the Funding Date (including the making of the Term Loan on the Funding Date), and giving effect to the application of the proceeds of the Term Loan, (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the properties of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are now proposed to be conducted following the Effective Date and the Funding Date.

(j) All requisite Governmental Authorities and third parties shall have approved or consented to the Loan Documents and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain or prevent the execution, delivery and performance of the Loan Documents or the other transactions contemplated hereby.

(k) The Lender shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l) At least three Business Days prior to the requested date of the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver a Beneficial Ownership Certification to the Lender.

(m) The Lender shall have received from the Borrower a Borrowing Request and Acceptance, specifying the terms of the desired Term Loan and the requested Funding Date, duly completed, executed and delivered by the Borrower, and otherwise delivered in accordance with the requirements of Section 2.04 hereof.

35	Beazer – Term Loan Agreement (CS-2019)

SECTION 4.02 Making of the Term Loan. The occurrence of the Funding Date, and the making of the Term Loan by the Lender, shall be subject to the satisfaction of the following conditions as of the Funding Date:

(a) The representations and warranties of each Obligor set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the Funding Date, both immediately prior to and after giving effect to the making of the Term Loan and the consummation of the other transactions to be undertaken by the Borrower on such date, with the same effect as though made on and as of such date (or, to the extent that any such representations and warranties are already qualified as to “materiality”, “Material Adverse Effect” or words of similar effect, such representations and warranties shall be true and correct in all respects), except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true in all material respects (or, to the extent already qualified as to “materiality”, “Material Adverse Effect” or words of similar effect, true and correct in all respects) as of such earlier date.

(b) Both immediately prior to, and after giving effect to, the making of the Term Loan and the consummation of the other transactions to be undertaken by the Borrower on such date, no Default or Event of Default shall have occurred and be continuing.

(c) The Lender shall have received a certificate, in substantially the same form as previously delivered under Section 4.01(f) above, dated the Funding Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (a) and (b) of this Section 4.02.

(d) The Borrower shall have received from the Lender the Borrowing Request and Acceptance it previously delivered to the Lender, duly completed, executed and delivered by the Lender, and in accordance with Section 2.04 hereof.

ARTICLE V

Affirmative Covenants

Each Obligor covenants and agrees with the Lender that so long as this Agreement shall remain in effect, and until the principal of and all interest on any Term Loans, and all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, such Obligor shall, and, to the extent required below, shall cause its respective Subsidiaries to, comply with the following covenants:

SECTION 5.01 Maintenance of Existence. (a) Preserve and maintain, and cause each Subsidiary to preserve and maintain (except for a Subsidiary that ceases to maintain its existence solely as a result of an Internal Reorganization) its corporate, limited partnership or limited liability company existence and good standing in the jurisdiction of its incorporation or formation, and (b) qualify and remain qualified to transact business in each jurisdiction in which such qualification is required except where the failure to so qualify to transact business would not reasonably be expected to have a Material Adverse Effect.

36	Beazer – Term Loan Agreement (CS-2019)

SECTION 5.02 Maintenance of Records. Keep and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

SECTION 5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its material properties (tangible and intangible, real and personal, and including, without limitation, the Mortgaged Properties) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted.

SECTION 5.04 Conduct of Business. Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrower or any Subsidiary.

SECTION 5.05 Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound reputable insurance companies or associations (or, in the case of insurance for construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries or UHIC) in such amounts and covering such risks as are customarily carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

SECTION 5.06 Compliance with Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, the noncompliance with which would reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect, and such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, other than any such taxes, assessments and charges being contested by the Borrower or such Subsidiary, as applicable, in good faith; and with respect to the matters disclosed on Schedule 3.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies.

SECTION 5.07 Right of Inspection. At any reasonable time and from time to time, permit the Lender or any of its agents, representatives or independent contractors to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.

SECTION 5.08 Reporting Requirements. Furnish to the Lender:

(a) Quarterly financial statements. As soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited condensed consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the period commencing at the

37	Beazer – Term Loan Agreement (CS-2019)

end of the previous fiscal year and ending with the end of such quarter, and unaudited condensed consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter along with management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments); the timely filing by the Borrower of the Borrower’s quarterly 10-Q report with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(b) Annual financial statements. As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year along with management’s discussion and analysis of the financial condition and results of operations for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon acceptable to the Lender by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Lender; the timely filing by the Borrower of the Borrower’s annual 10-K report with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(c) Budget. Within fifty (50) days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) broken down by quarter and, promptly when available, any significant revisions of such budget.

(d) Management letters. Promptly upon receipt thereof, copies of any reports or “management letters” submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants and the management’s response thereto (subject to any applicable privileges with respect to such documents).

(e) Quarterly compliance certificate. Within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a compliance certificate of the President or a Financial Officer of the Borrower certifying that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

38	Beazer – Term Loan Agreement (CS-2019)

(f) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which could reasonably be expected to result in a judgment against the Borrower or such Subsidiary in excess of $10,000,000 (to the extent not covered by insurance) or could reasonably be expected to have a Material Adverse Effect.

(g) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(h) ERISA reports. As soon as possible, and in any event within thirty (30) days after any Responsible Officer of the Borrower or any Subsidiary knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $500,000 with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to each Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

(i) Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; the timely filing by the Borrower of any of the foregoing items with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(j) Materially adverse developments. Prompt written notice of any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(k) KYC Documentation. Promptly after the request by the Lender, all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l) Change of Control; Reorganization. Upon obtaining knowledge thereof, promptly provide the Lender with (i) written notice of any actual or expected Change of Control, (ii) the circumstances and relevant facts regarding such Change of Control (including the information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control), and (iii) such additional information and documents regarding such Change of Control as may be reasonably requested by the Lender.

39	Beazer – Term Loan Agreement (CS-2019)

(m) Succession Events. Promptly upon obtaining knowledge of any event or transaction, or the negotiation of, or preparation for, any event or transaction, the consummation of which could constitute a Succession Event with respect to the Borrower (any such event or transaction being a “Pending Succession Event”), written notice of such Pending Succession Event (or the negotiation of, or preparation for such Pending Succession Event, as the case may be), including (i) the proposed, scheduled or announced consummation date for such Pending Succession Event, (ii) a reasonably detailed description of such Pending Succession Event, and (iii) a request for the consent of the Lender to such Pending Succession Event.

(n) General information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Lender may from time to time reasonably request.

SECTION 5.09 Environment. Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder, except where the failure to so comply would not reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect; with respect to matters disclosed on Schedule 3.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies; notify the Lender promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Lender promptly of any hazardous discharge from or affecting its premises if (i) the storage, treatment or cleanup of such hazardous discharge (all in accordance with applicable laws and regulations) or (ii) the diminution in the value of the assets affected by such hazardous discharge, is reasonably expected to exceed $500,000; promptly use its commercially reasonable efforts to contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at the Lender’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, reasonably satisfactory in scope, form, and content to the Lender, and such other and further assurances reasonably satisfactory to the Lender that the condition has been corrected.

SECTION 5.10 Use of Proceeds. Use the proceeds of any Term Loan only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.11 Ranking of Obligations. Ensure that at all times its Obligations under the Loan Documents shall be and constitute unconditional general obligations of such Obligor party thereto ranking at least pari passu with all its other unsecured Indebtedness.

SECTION 5.12 Taxes. Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

40	Beazer – Term Loan Agreement (CS-2019)

SECTION 5.13 New Guarantors. Within five (5) Business Days after any Person becoming (or being designated) a guarantor under either (x) the Existing Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time) or (y) a document evidencing any Reference Indebtedness, cause such Person to (i) execute and deliver to the Lender a supplemental guaranty pursuant to Section 8.11, and (ii) deliver or cause to be delivered an opinion of counsel, certified copies of resolutions, articles of incorporation or other formation documents, incumbency certificates and other documents with respect to such Person and its guaranty substantially similar to the documents delivered pursuant to Section 4.01 with respect to the Guarantors, all of which shall be reasonably satisfactory to the Lender in form and substance.

SECTION 5.14 Maintenance of Ratings. Use commercially reasonable efforts to maintain a public corporate family rating from Moody’s with respect to the Borrower.

SECTION 5.15 Further Assurances. Each Obligor will cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.16 Succession Events. If the Borrower shall not have received from the Lender the written consent of the Lender to any Pending Succession Event on or prior to the later of (a) the 10th Business Day following the public announcement or other publication of such Pending Succession Event, and (b) the 105th day prior to the earliest date proposed, scheduled or announced for the consummation of such Pending Succession Event, then the Borrower shall promptly, at its sole cost and expense (in accordance with Section 9.05), if any Term Loan has been made, prepay in full all Term Loans then outstanding, and pay all other amounts owing in connection therewith under this Agreement, including amounts owing pursuant to Section 9.05 hereof, and otherwise terminate this Agreement and all of the other Loan Documents in accordance with their respective terms; provided, that such prepayment of all Term Loans, and such termination of this Agreement and the other Loan Documents, shall be completed on or before the later of (A) the 25th Business Day following such public announcement or other publication and (B) the 95th day prior to the earliest date proposed, scheduled or announced for the consummation of such Pending Succession Event; provided, further, that if such later date shall be less than 15 Business Days prior to the earliest date proposed, scheduled or announced for the consummation of such Pending Succession Event, then notwithstanding the preceding proviso, the prepayment of all Term Loans, and the termination of this Agreement and the other Loan Documents, shall be completed on or before such 15th Business Days prior to the earliest date proposed, scheduled or announced for the consummation of such Pending Succession Event.

SECTION 5.17 Public Disclosure of Defaults. Within four Business Days following a request by the Lender, the Borrower shall make a public disclosure of the occurrence of (x) any Borrower Bankruptcy or (y) any Borrower Indebtedness Failure to Pay in respect of amounts owed under this Agreement (each such default, a “Specified Default”), in each case such that there is “Publicly Available Information” (as defined in the Credit Definitions) with respect to such event (with references therein to the “Reference Entity” being deemed to be the Borrower, with references therein to a “Credit Event” being deemed to be an event described in either clause (x) or (y) above, and without the need for any “Credit Event Notice” (as defined in the Credit Definitions)).

41	Beazer – Term Loan Agreement (CS-2019)

ARTICLE VI

Negative Covenants

Each Obligor covenants and agrees with the Lender that, so long as this Agreement shall remain in effect, and until the principal of and all interest on any Term Loans, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, such Obligor shall not, and, to the extent required below, shall cause its respective Subsidiaries not to:

SECTION 6.01 Liens. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except the following:

(a) Liens for taxes or assessments or other government charges or levies (x) if not yet past due or which remain payable without penalty or (y) which are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(b) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, customs authorities’ and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(c) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation (other than Liens imposed by ERISA);

(d) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

(e) judgment, attachment and other similar Liens arising in connection with any court proceeding, provided (a) the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings or (b) such Liens do not otherwise secure amounts exceeding $25,000,000 in the aggregate;

(f) easements, rights-of-way, restrictions (including zoning, building and land use restrictions), restrictive covenants, conditions and condominium regimes (including, without limitation, any Lien rights granted pursuant to any recorded declaration of covenants, conditions, restrictions or condominium regime to any property owners’ association or similar Person that has authority to impose and collect dues or assessments), minor irregularities in title and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Restricted Subsidiary of the property or assets encumbered thereby in the ordinary course of business or materially impair the value of the property subject thereto;

42	Beazer – Term Loan Agreement (CS-2019)

(g) Liens securing payment obligations as described in Section 6.02(k), provided that such Liens extend only to the land or lots to which such payment obligations relate and the proceeds thereof;

(h) rights of repurchase and/or rights of first refusal in favor of sellers of any Real Property;

(i) leases or subleases granted to others not materially interfering with the ordinary course of business of the Borrower and its Restricted Subsidiaries or the use of the Real Property to which they relate;

(j) Liens securing Indebtedness permitted under clause (d), (e), (f) or (j) of Section 6.02;

(k) Liens securing letter of credit obligations and loans to the extent such Liens are limited to property not constituting Collateral (as defined in the Existing Credit Agreement);

(l) Liens created pursuant to the Security Documents (as defined in the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time) and Liens securing Indebtedness under the Second Lien Notes, or any Refinancing Indebtedness in respect thereof;

(m) Liens securing Indebtedness (including the Second Lien Notes and any Exchange Notes in respect thereof, and any guarantees in respect thereof, and together with any Refinancing Indebtedness in respect of the Indebtedness described in this clause (m)) in an amount not to exceed the greater of (i) $700,000,000 and (ii) 40% of Consolidated Tangible Assets (as defined in the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time), in each case less the amount of the Aggregate Commitments (as defined in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time);

(n) any interest in or title of a lessor or sublessor to property subject to (i) any Capital Lease otherwise permitted by this Agreement and (ii) any other lease or sublease or any UCC financing statement filed in respect thereof;

(o) other Liens existing on the date of this Agreement and set forth on Schedule 6.01 to the Existing Credit Agreement;

(p) any option, contract or other agreement to sell any property or asset, to the extent limited to such property or asset, provided such sale is not otherwise prohibited by this Agreement;

43	Beazer – Term Loan Agreement (CS-2019)

(q) Liens permitted under Section 6.01(17) of the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time or any successor provision;

(r) any right of a lender or lenders to which the Borrower or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Borrower or a Restricted Subsidiary with or held by such lender or lenders;

(s) Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the Borrower’s industry and incurred in the ordinary course of business securing any obligations or liabilities arising under interest and currency exchange rate swap agreements, forward contracts, options, futures contracts, futures options or similar hedging agreements or arrangements designed to protect the Borrower or any of its Restricted Subsidiaries from fluctuations in interest rates, currency exchange rates, or the price of commodities;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(u) Liens on property acquired by the Borrower or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (A) were in existence prior to the contemplation of such acquisition, merger or consolidation, (B) do not extend to any asset other than those of the Person merged with or into or consolidated with the Borrower or the Restricted Subsidiary or the property acquired by the Borrower or the Restricted Subsidiary and (C) secure only those obligations which they secured on the date of such merger or consolidation or designation as a Restricted Subsidiary and any Refinancing Indebtedness in respect of such obligations;

(v) Liens replacing any of the Liens described in clauses (j), (o) and (u) above; provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Indebtedness or incurrence of related Refinancing Indebtedness and expenses incurred in connection therewith) and (B) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property;

(w) other Liens securing obligations or liabilities not prohibited by this Agreement in an aggregate amount not to exceed $20,000,000; and

(x) Liens on cash collateral accounts (and on all assets held therein) in favor of Credit Suisse International or Credit Suisse AG, as issuer of any letter of credit issued by Credit Suisse International or Credit Suisse AG (or any of their branches or affiliates) for the account of the Borrower, in each case pursuant to the terms of any reimbursement agreement or credit agreement related thereto.

44	Beazer – Term Loan Agreement (CS-2019)

SECTION 6.02 Indebtedness. Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except for:

(a) Indebtedness created under the Existing Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time) and under the other Loan Documents (as defined in the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time);

(b) the Senior Notes, together with any Exchange Notes issued with respect to any such Senior Notes, and any other outstanding Indebtedness described on Schedule 6.01

EXISTING LIENS

Matters described in the following reports as filed by the Borrower with the Securities and Exchange Commission:

(1) Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed on August 1, 2019 (Part I, Item 1, Notes to Condensed Consolidated Financial Statements, Note (7), “Borrowings”).

45	Beazer – Term Loan Agreement (CS-2019)

(c) Schedule 6.02;

(d) Non-Recourse Indebtedness;

(e) Indebtedness of the Borrower or any Restricted Subsidiary in respect of Capital Leases or otherwise incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding and (iii) any Liens securing such Indebtedness extend only to the assets financed by such Indebtedness and the proceeds thereof;

(f) Indebtedness secured by cash or Cash Equivalents (a) in respect of letters of credit in an aggregate face amount not to exceed $100,000,000 and (b) in respect of loans incurred as a means of preserving refinancing capacity under the Senior Notes and the Existing Credit Agreement, the proceeds of which are used to repay, repurchase or redeem, or to replenish cash previously used to repay, purchase or redeem, any of the Senior Notes or any Refinancing Indebtedness in respect thereof;

(g) Indebtedness under any deposits made in the ordinary course of business to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money);

(h) Indebtedness of the Borrower or any Guarantor arising from its guarantee of Indebtedness of the Borrower or any Restricted Subsidiary, in each case to the extent such guaranteed Indebtedness is otherwise permitted under this Agreement (other than Non-Recourse Indebtedness);

(i) (i) Indebtedness of a Restricted Subsidiary owing to the Borrower or any Guarantor that is both a Wholly-Owned Subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to any guarantee of such Restricted Subsidiary under the Loan Documents in a manner reasonably satisfactory to the Lender, and (II) such Indebtedness shall only be permitted pursuant to this clause (i) for so long as the Person to whom such Indebtedness is owing is the Borrower or a Guarantor that is both a Wholly-Owned Subsidiary and a Restricted Subsidiary; and (ii) Indebtedness of the Borrower owing to any Guarantor that is both a Wholly-Owned Subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to the Borrower’s obligations under this Agreement in a manner reasonably satisfactory to the Lender, and (II) such Indebtedness shall only be permitted pursuant to this clause (i) for so long as the Person to whom such Indebtedness is owing is a Guarantor that is both a Wholly-Owned Subsidiary and a Restricted Subsidiary;

(j) obligations for bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

46	Beazer – Term Loan Agreement (CS-2019)

(k) Indebtedness owed to a seller of entitled land, lots under development or finished lots under the terms of which the Borrower or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such land or lots; and

(l) additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $100,000,000;

(m) Refinancing Indebtedness;

(n) other unsecured Indebtedness or secured Indebtedness (if otherwise permitted by Section 6.01) if, after giving pro forma effect thereto and the application of the proceeds therefrom, the ratio of Borrower’s Adjusted Indebtedness (as defined in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time) to its Adjusted Consolidated Tangible Net Worth (as defined in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time) is not greater than 7.5 to 1.0;

(o) other unsecured Indebtedness of the Borrower or any Restricted Subsidiary incurred on or prior to June 30, 2015 to finance one or more Permitted Acquisitions; provided that the aggregate principal amount of Indebtedness permitted by this clause (n) shall not exceed $150,000,000;

(p) Indebtedness created under this Agreement and under the other Loan Documents; and

(q) Indebtedness created under any reimbursement agreements and/or credit agreements between the Borrower, and Credit Suisse International or Credit Suisse AG, and any other agreements related thereto.

SECTION 6.03 Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all the assets or the business of any Person, or permit any Restricted Subsidiary to do so, except (1) for any Permitted Acquisition, (2) that any Restricted Subsidiary may merge into or transfer assets (including by way of dissolution or liquidation) to the Borrower or any Guarantor as a result of an Internal Reorganization or otherwise, and (3) that any Restricted Subsidiary that is not a Guarantor may merge into or consolidate with or transfer assets (including by way of dissolution or liquidation) to any other Restricted Subsidiary that is not a Guarantor as a result of an Internal Reorganization or otherwise.

SECTION 6.04 Leases. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee or sublessee for the rental or hire of any real or personal property, except (1) Capital Leases not otherwise prohibited by the terms of this Agreement; (2) leases or subleases existing on the date of this Agreement and any extension or renewals thereof; (3) leases or subleases between the Borrower and any Restricted Subsidiary or between any Restricted Subsidiaries; (4) operating leases entered into in the ordinary course of business; and (5) any lease of property having annual lease payments not to exceed $2,500,000, provided that all such leases permitted under this clause (5) shall not, in the aggregate, have annual lease payments greater than $10,000,000.

47	Beazer – Term Loan Agreement (CS-2019)

SECTION 6.05 Sale and Leaseback. Sell, transfer or otherwise dispose of, or permit any Restricted Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property, except for the sale and leaseback of model homes.

SECTION 6.06 Sale of Assets. Sell, lease, sublease, assign, transfer, or otherwise dispose of, or permit any Restricted Subsidiary to sell, lease, sublease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and Indebtedness of Subsidiaries, receivables, and leasehold interests), except, provided that no Event of Default has occurred or is continuing, and the Lender has not provided written notice to the Borrower that it is prohibiting the transactions otherwise permitted under this Section 6.06, (a) for (1) sales of homes or land (and, including sales of real estate assets in bulk, regardless of value, in the ordinary course of business (as reasonably determined by the Borrower)); (2) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets, in each case in the ordinary course of business (as reasonably determined by the Borrower), for development or disposition of the Borrower’s or any of its Restricted Subsidiaries’ projects; (3) sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Borrower’s or its Restricted Subsidiaries’ projects in the ordinary course of business (as reasonably determined by the Borrower); (4) any sale or other disposition of Cash Equivalents or obsolete or worn out equipment, in each case, in the ordinary course of business (as reasonably determined by the Borrower); (5) the sale or other disposition of assets, including Real Property, no longer used or useful in the conduct of business of the Borrower or any of its Restricted Subsidiaries; (6) the making of any Investment or Restricted Payment that is permitted to be made, and is made, in accordance with Section 6.07 or 6.13, as applicable; (7) a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary (as defined in the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time); and (8) any other sales or other dispositions that, in the aggregate, do not exceed $20,000,000 in any fiscal year of the Borrower; (b) that any Restricted Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower or any Guarantor, or if such Restricted Subsidiary is not a Guarantor, then to any other Restricted Subsidiary in connection with an Internal Reorganization or otherwise; and (c) that the provisions of this Section 6.06 shall not affect or limit the Borrower’s obligations under Section 6.03.

SECTION 6.07 Investments. Make, or permit any Restricted Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Restricted Subsidiary to purchase or otherwise acquire, any Capital Stock, assets (other than assets acquired in the ordinary course of business), obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person including, without limitation, any hostile takeover, hostile tender offer or similar hostile transaction (collectively, “Investments”), except:

(a) Cash Equivalents;

48	Beazer – Term Loan Agreement (CS-2019)

(b) stock, obligation, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary provided such issuance is approved by the board of directors of the issuer thereof;

(c) a loan or advance from the Borrower to a Subsidiary, or from a Subsidiary to a Subsidiary, or from a Subsidiary to the Borrower (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors);

(d) any Permitted Acquisition;

(e) an Investment in a Wholly-Owned Subsidiary, which Investment is, or constitutes a part of, an Internal Reorganization (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors);

(f) any purchase, redemption, repurchase, exchange or refinancing of the Indebtedness of the Borrower or any Restricted Subsidiary (A) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, equity interests (other than Disqualified Stock), or (B) in exchange for, or in connection with, the substantially concurrent incurrence of, Refinancing Indebtedness;

(g) any purchase, redemption, exchange or other acquisition or retirement of shares of the Borrower’s Capital Stock in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, equity interests (other than Disqualified Stock);

(h) Investments in Subsidiaries that are not Guarantors or in Joint Ventures (including guarantees of Indebtedness and other obligations of Joint Ventures or Subsidiaries that are not Guarantors) in an aggregate amount at any time outstanding not to exceed 5% of Consolidated Tangible Assets (as defined in the Existing Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time);

(i) any purchase or other acquisition of Indebtedness secured by Real Property and related personal property that is of a type that is developed and sold by the Obligors in the ordinary course of business; and

(j) any other Investments not described in clauses (a) though (i) above from time to time outstanding in an aggregate amount not to exceed $100,000,000;

provided, the Borrower is in compliance with the final clause of Section 6.07 of the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, after giving pro forma effect to any Investment permitted under clauses (h), (i) or (j).

SECTION 6.08 Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Restricted Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or

49	Beazer – Term Loan Agreement (CS-2019)

otherwise to assure the creditors of any Person against loss), for obligations of any Person, except: (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) guaranties of performance obligations in the ordinary course of business; (3) guaranties of the Indebtedness or other obligations of any Joint Venture or any Subsidiary that is not a Guarantor (subject to the limitation in the proviso to Section 6.07), (4) guaranties by guarantors of the Existing Credit Agreement, the Senior Notes and other Indebtedness permitted pursuant to Section 6.02 (other than Non-Recourse Indebtedness), and all Refinancing Indebtedness in respect thereof and (5) that the Borrower or any Restricted Subsidiary or any Guarantor may, whether as a result of an Internal Reorganization or otherwise, guarantee the Indebtedness of any other Obligor or Restricted Subsidiary permitted under this Agreement.

SECTION 6.09 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Restricted Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (which exception shall include the payment of insurance premiums to UHIC for the purchase of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Restricted Subsidiaries and to the Title Companies for title insurance and other title services); provided, however, that, the following transactions shall not be prohibited by this Section 6.09: (i) transactions involving the purchase, sale or exchange of property having an aggregate value of $10,000,000 or less in any fiscal year; (ii) transactions otherwise permitted by this Agreement; (iii) the issuance of any equity interests (whether common or preferred), other than Disqualified Stock, to Affiliates that are not officers or directors of Borrower or Restricted Subsidiary; and (iv) the execution of customary agreements entered into with shareholders relating to (x) registration rights and, related to such registration rights, reasonable indemnification rights and reasonable cost reimbursements, (y) board observation rights and (z) other provisions reasonably acceptable to the Lender.

SECTION 6.10 Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of its Subsidiaries is outstanding if the effect of such waiver, supplement, modification or amendment would be materially adverse to the Lender or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lender, or (b) make any distribution in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness of the Borrower or its Restricted Subsidiaries, other than as permitted under Section 6.10(b) of the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any successor provision.

50	Beazer – Term Loan Agreement (CS-2019)

SECTION 6.11 Non-Guarantors. Permit UHIC to engage in any business other than the issuance of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries, or permit any of the Title Companies to engage in any businesses other than title insurance and other title services, in each case together with such businesses as may be reasonably related or otherwise incidental thereto.

SECTION 6.12 Negative Pledge. Directly or indirectly enter into any agreement with any Person that (a) prohibits or restricts or limits the ability of the Borrower or any Guarantor to create, incur, pledge or suffer to exist any Lien upon any assets of the Borrower or any Guarantor in favor of or for the benefit of the Lender, as contemplated herein or (b) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the assets that are to be sold and the proceeds thereof, and such sale is permitted hereunder, (C) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Permitted Liens if such restrictions or conditions apply only to the property or assets subject to such Permitted Liens and the proceeds thereof, (D) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (E) clause (b) of the foregoing shall not apply to provisions in the Existing Credit Agreement, the Senior Notes or any Material Debt, in each case outstanding on the Effective Date, and any subsequent Material Debt permitted to be incurred by this Agreement and any Refinancing Indebtedness with respect to the foregoing, to the extent such provisions in such Material Debt or such Refinancing Indebtedness, taken as a whole, are not materially more restrictive than such provisions, taken as a whole, in (i) with respect to such Material Debt, the Senior Notes, and (ii) with respect to such Refinancing Indebtedness, the Refinanced Indebtedness relating thereto.

SECTION 6.13 Restricted Payments. Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(a) the Borrower and its Restricted Subsidiaries may purchase, redeem, retire or otherwise acquire for value the Capital Stock of the Borrower or any Subsidiary held by officers or employees or former officers or employees of the Borrower or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $500,000 in any calendar year;

(b) the Borrower may repurchase Capital Stock to the extent deemed to occur upon the exercise of stock options, warrants or similar instruments if such Capital Stock represents a portion of the exercise price of such options, warrants or similar instruments;

51	Beazer – Term Loan Agreement (CS-2019)

(c) the Borrower may pay cash in lieu of the issuance of fractional shares upon the exercise of options, warrants or similar instruments or upon the conversion or exchange of Capital Stock of the Borrower;

(d) the Borrower may make payment of dividends on Preferred Stock and Disqualified Stock up to an aggregate amount of $10,000,000 in any fiscal year; provided that immediately after giving effect to any declaration of such dividend, the Borrower would be in compliance with Section 6.13(iv) of the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any successor provision; and

(e) the Borrower and its Restricted Subsidiaries may make other Restricted Payments after the date of this Agreement in an amount not to exceed $50,000,000 in the aggregate during the term of this Agreement; provided that immediately after giving effect to any such Restricted Payment, the Borrower would be in compliance with Section 6.13(v) of the Existing Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any successor provision.

SECTION 6.14 Business of the Borrower and Subsidiaries. Engage at any time in any material businesses or business activities other than the businesses and business activities conducted by the Borrower and its Restricted Subsidiaries on the Effective Date and any other businesses and business activities reasonably related or otherwise incidental thereto.

ARTICLE VII

Events of Default

The occurrence and continuation of any of the following events shall constitute an event of default under this Agreement (an “Event of Default”):

(a) any default shall be made in the payment of any principal amount of any Term Loan (including any amortization payment pursuant to Section 2.12(a)) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or prepayment thereof or by acceleration thereof or otherwise; or

(b) any default shall be made in the payment of any interest on any Term Loan or of any fee or other amount (other than an amount referred to in clause (a) above) payable hereunder or under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days; or

(c) any representation or warranty made or deemed made by the Borrower or by any Guarantor in any Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, incomplete, or misleading (i) in any material respect or (ii) in any respect to the extent such representation or warranty is qualified as to “materiality” or “material adverse effect”, in each case, on or as of the date made or deemed made; or

52	Beazer – Term Loan Agreement (CS-2019)

(d) the Borrower or any Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V, or VI hereof, and, in the case of Article V only (other than Section 5.08(l), Section 5.08(m), Section 5.16 and Section 5.17 for which there shall be no cure period), such failure shall continue for a period of thirty (30) consecutive days after delivery of written notice thereof from the Lender to the Borrower or such Guarantor; or

(e) the Borrower or any Restricted Subsidiary shall (i) fail to pay (within the applicable cure period, if any) any amount in respect of indebtedness for borrowed money equal to or in excess of $25,000,000 in the aggregate (excluding the Obligations and any Non-Recourse Debt, but including any recourse obligations of the Borrower or such Restricted Subsidiary arising under Non-Recourse Debt of any Obligor pursuant to any of the characteristics listed in clauses (a) and (b) of the definition thereof) of the Borrower or such Restricted Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed (within the applicable cure period, if any) under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such indebtedness, or to permit the acceleration of the maturity of such indebtedness after the giving of notice or passage of time, or both, and after giving effect to any amendment or waiver; or (iii) any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), repurchased (or an offer to repurchase to be made) or redeemed prior to the stated maturity thereof (other than as otherwise permitted under the terms of this Agreement); or

(f) the Borrower or any Significant Subsidiary or any Significant Guarantor (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (v) shall take any corporate partnership, limited liability company or similar organizational action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more; or

(g) one or more judgments, decrees, or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower and/or any Subsidiary and/or any Guarantor, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or

53	Beazer – Term Loan Agreement (CS-2019)

(h) any of the Loan Documents shall be cancelled, terminated, revoked, rescinded or otherwise fail to be in full force and effect (or the Borrower shall so assert), other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(i) the guaranty under Article VIII shall at any time after the date hereof and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by a Guarantor or a Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations hereunder (except to the extent that the foregoing occurs solely by reason of the liquidation or dissolution of a Guarantor as a result of an Internal Reorganization); or

(j) any Change of Control shall occur; or

(k) any of the following events shall occur or exist with respect to the Borrower, any Subsidiary or any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions described in this Section 7(k), if any, could subject the Borrower or any Significant Guarantor or Significant Subsidiary to any tax, penalty, or other liability which in the aggregate may exceed $5,000,000.

Upon the occurrence and during the continuation of any Event of Default, and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith any Term Loan Commitment, and/or (ii) declare all Term Loans then outstanding and all other amounts payable hereunder to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans and such other amounts so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Lender may exercise or cause the exercise of any other rights or remedies provided herein, in any document or instrument delivered pursuant hereto (including any Loan Document), under any other agreement or under applicable law, including all rights of set-off; provided, that upon the occurrence and during the continuance of any Event of Default with respect to the Borrower described in clause (f) above, the Term Loans then outstanding and all other amounts payable hereunder, and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

54	Beazer – Term Loan Agreement (CS-2019)

ARTICLE VIII

Guaranty

SECTION 8.01 Guaranty. Subject to Section 8.07, each of the Guarantors hereby, jointly and severally, absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter, at the time and in the manner and otherwise in accordance with the terms of this Agreement) and performance of the Obligations of the Borrower, including without limitation any such Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 8.07, being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Borrower to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay to the Lender, the amount not so paid at the place and in the manner specified in this Agreement or any other Loan Document, as the case may be. This guaranty is a continuing guaranty of payment and not of collection. Each of the Guarantors waives any right to require the Lender to sue the Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 8.02 Guaranty Unconditional. Subject to Section 8.07, the obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, amendment, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(b) any modification or amendment of or supplement to this Agreement, any other Loan Document or any Guaranteed Obligation;

(c) any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement, any other Loan Document or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Lender or any Affiliate of the Lender with respect to any collateral securing all or any part of the Guaranteed Obligations;

(d) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

55	Beazer – Term Loan Agreement (CS-2019)

(e) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f) any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations, of the Borrower of or interest on any amount payable by the Borrower under this Agreement or any other Loan Document;

(g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any rights of the Lender with respect thereto; or

(h) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of any Guarantor’s obligations under this Article VIII.

SECTION 8.03 Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantor’s obligations under this Article VIII shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and any Term Loan Commitment shall have terminated or expired. If at any time any payment of the Borrower of or interest on any amount payable by the Borrower or any other party under this Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 8.04 Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person. Except as may be prohibited by applicable law, each of the Guarantors also waives the benefits of any provision of law requiring that the Lender exhaust any right or remedy, or take any action, against the Borrower, any Guarantor, any other person and/or property, or otherwise.

56	Beazer – Term Loan Agreement (CS-2019)

SECTION 8.05 Subordination; Subrogation. Each of the Guarantors hereby subordinates to the Guaranteed Obligations all indebtedness or other liabilities of the Borrower or any other Guarantor to such Guarantor. Each of the Guarantors hereby further agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Article VIII or the obligations under this Article VIII, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full and any Term Loan Commitment has terminated or expired.

SECTION 8.06 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Lender.

SECTION 8.07 Limitation on Obligations.

(a) The provisions of this Article VIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article VIII would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article VIII, then, notwithstanding any other provision of this Article VIII to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 8.07(a) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Lender hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other Person or entity shall have any right or claim under this Section 8.07(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.

(b) Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing the guaranty provided under this Article VIII or affecting the rights and remedies of the Lender hereunder. Nothing in this Section 8.07(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(c) In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Article VIII or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Article VIII, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the

57	Beazer – Term Loan Agreement (CS-2019)

ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 8.07(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Article VIII from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 8.07(c) are for the benefit of all of the Lender and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 8.08 Bankruptcy, Etc. Until all Guaranteed Obligations shall have been indefeasibly paid in full and any Term Loan Commitment shall have terminated or expired, no Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute against the Borrower or any other Guarantor. To the fullest extent permitted by law, no obligations of any Guarantor hereunder shall be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute, voluntary or involuntary, involving the Borrower or any other Guarantor or by any defense which the Borrower or such other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will not prohibit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Lender, or allowing the claim of the Lender in respect of, any interest, fees, costs, expenses or other Obligations accruing or arising after the date on which such case or proceeding is commenced.

SECTION 8.09 No Duty to Advise. Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Guarantors assumes and incurs under this Article VIII, and agrees that the Lender has no duty to advise any of the Guarantors of information known to it regarding those circumstances or risks.

SECTION 8.10 Costs of Enforcement. Each of the Guarantors agrees to pay all costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Lender or any Affiliate of the Lender in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, the Guarantors or any other guarantor of all or any part of the Guaranteed Obligations (in each case, without duplication of any costs or expenses paid pursuant to Section 9.05).

58	Beazer – Term Loan Agreement (CS-2019)

SECTION 8.11 Supplemental Guarantors. Pursuant to Section 5.13, additional Persons shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Lender a supplemental guaranty in the form of Exhibit C attached hereto (with blanks appropriately filled in), together with such additional supporting documentation required pursuant to Section 5.13.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices; Electronic Communications. Except as otherwise specifically provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telefacsimile or as an attachment to an electronic mail message (utilizing “pdf”, “tiff” or similar electronic graphic file transmission; provided, that (x) any signature thereon shall be in the form of a scan of an original manual signature, and (y) a hard copy including an original signature shall be sent by overnight courier on the same day as such electronic mail message is transmitted), as follows:

(a) if to the Borrower, to Beazer Homes USA, Inc., 1000 Abernathy Rd, Suite 260, Atlanta, GA 30328, Attention: Robert L. Salomon, Chief Financial Officer, telefacsimile number (770) 481-7544, with a copy to Attention: Keith L. Belknap, General Counsel, telefacsimile number (770) 481-6752; and

(b) if to the Lender, to it at its address (or fax number or e-mail address) set forth on.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telefacsimile or by e-mail as provided above and received during the normal business hours of such recipient party, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to between the Borrower and the Lender from time to time, and subject to the provisions in the parenthetical of the first sentence of this Section 9.01, notices and other communications may also be delivered by electronic mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each Obligor hereby agrees, unless directed otherwise by the Lender or unless the electronic mail address referred to below has not been provided by the Lender to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Lender all information, documents and other materials that it is obligated to furnish to the Lender pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is a Borrowing Request and Acceptance, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event

59	Beazer – Term Loan Agreement (CS-2019)

of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing of the Term Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Lender to an electronic mail address as directed by the Lender. In addition, each Obligor agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Lender, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Lender. Nothing herein shall prejudice the right of the Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

The Lender agrees that its receipt of the Communications at its e-mail address, if supplied to the Borrower from time to time, shall constitute effective delivery of the Communications for purposes of the Loan Documents.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Term Loan, regardless of any investigation made by the Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than contingent liabilities with respect to indemnities and similar obligations with respect to which no claim has been made) and so long as any Term Loan Commitment has not been terminated. The provisions of Sections 2.15, 2.18, 9.04, 9.05 and 9.07 through 9.18, and this Section 9.02 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of any Term Loan Commitment, the payment of other amounts owing hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender.

SECTION 9.03 Binding Effect. This Agreement shall become effective when counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, have been duly executed and delivered to the Lender.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower and the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

60	Beazer – Term Loan Agreement (CS-2019)

(b) The Lender may assign to one or more financial institutions or other institutional lenders and/or its Affiliates all or part of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided, that, except with respect to an assignment of a funded Term Loan by the assigning Lender with respect to which no consent of the Borrower shall be required, and unless (x) such assignment is to an Affiliate of the Lender (as applicable), or (y) an Event of Default has occurred and is continuing, then the consent of the Borrower shall be required for an assignment hereunder, such consent not be unreasonably withheld, conditioned or delayed, and such consent shall be deemed to have been given if the Borrower has not responded within five (5) Business Days of a request for such consent, and such assignment shall be effective upon the execution and delivery by the assigning Lender and the assignee thereunder of an Assignment and Acceptance substantially in the form of Exhibit B hereto. From and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lender, as applicable, under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be (if obligations have been assigned pursuant thereto) released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.18 and 9.05, as well as to any fees accrued for its account and not yet paid, and shall continue to be bound by and subject to Section 9.16).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04 or delivered pursuant to Section 5.08 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will independently and without reliance upon the assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as the Lender.

61	Beazer – Term Loan Agreement (CS-2019)

(d) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15 and 2.18 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and the Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such participating bank or Person has an interest, increasing or extending the Term Loan Commitments in which such participating bank or Person has an interest or releasing the all or substantially all of the Guarantors from their obligations under the Guaranty and any other Loan Documents to which they are party). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to sharing of any set-off it may receive or obtain as though it were a Lender.

(e) The Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04 , disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential to any such Person, each such Person (if not a party hereto) shall execute an agreement whereby such assignee or participant shall agree (subject to the exceptions set forth in Section 9.16) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lender pursuant to Section 9.16 and not to use such information in a manner that would violate Section 9.16.

(f) The Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to the Lender or in support of obligations owed by the Lender, including any pledge or assignment to secure obligations to a central bank; provided that no such assignment shall release the Lender from any of its obligations hereunder or substitute any such assignee for the Lender as a party hereto.

(g) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Lender, and any attempted assignment without such consent shall be null and void.

(h) The Lender may assign to any other Person any rights to any payment of any amounts owing to the Lender hereunder or under any other Loan Documents.

62	Beazer – Term Loan Agreement (CS-2019)

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower hereby agrees to pay, promptly upon presentation of a reasonably detailed summary statement or invoice, all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation, negotiation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder, including reasonable fees, charges and disbursements of counsel for the Lender.

(b) The Borrower hereby agrees to indemnify any Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of counsel for all Indemnified Persons, together with one local counsel in each applicable jurisdiction and/or such specialist counsel as the applicable Indemnitees may reasonably deem necessary or advisable, and in the event of any actual or potential conflicts of interest (as determined by such Indemnitees), one additional counsel for each affected group of Indemnitees) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the breach by the Borrower of any representation, warranty or covenant contained herein, in any other Loan Document or in any document delivered in connection herewith, including a Borrowing Request and Acceptance, (iii) any act or omission by the Lender under this Agreement or any other Loan Document, including any action taken pursuant to Section 9.16(g) hereof, (iv) the use of the proceeds of the Term Loans, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any Guarantor or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (x) such Indemnitee’s gross negligence, willful misconduct or bad faith, or (y) a material breach by such Indemnitee of its obligations hereunder with respect to the funding of any Term Loan.

(c) If any Pending Succession Event shall exist or shall have occurred, the Borrower shall comply with the provisions set forth on Schedule 9.05(c).

(d) Upon any request for, and upon the occurrence of, any prepayment or repayment of any portion of principal of any Term Loan (other than, for the avoidance of doubt, the payment of an amortization payment pursuant to Section 2.12(a), or a repayment of the Term Loan on the Maturity Date) (any such prepayment or repayment being referred to herein as a “Prepayment Event”; and the amount of any such prepayment or repayment being referred to herein as the “Prepayment Amount”), the Borrower and the Lender shall comply with the provisions set forth on Schedule 9.05(d).

63	Beazer – Term Loan Agreement (CS-2019)

(e) The Borrower agrees that if the actual Funding Date is delayed beyond the requested Funding Date, and/or if the Lender is subsequently unable to make the requested Term Loan due to a failure by the Borrower to fulfill the conditions precedent to the making of such Term Loan pursuant to Article IV of this Agreement, then the Borrower shall promptly pay to the Lender the amount determined and payable as set forth on Schedule 9.05(e).

(f) All amounts payable pursuant to Sections 9.05(c), 9.05(d) and 9.05(e) shall be determined in accordance with the calculation and determination principles set forth on Schedule 9.05(f).

(g) The Borrower agrees that if (i) the actual Funding Date is delayed beyond the requested Funding Date, and/or the Lender is subsequently unable to make the requested Term Loan due to a failure by the Borrower to fulfill the conditions precedent to the making of such Term Loan pursuant to Article IV of this Agreement, and/or (ii) a funded Term Loan is prepaid in whole or in part as a result of a Prepayment Event, then the Borrower shall promptly pay to the Lender the amount determined and payable as set forth on Schedule 9.05(g).

(h) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any transaction, agreement or instrument contemplated hereby or thereby, or any Term Loan or the use of the proceeds thereof.

(i) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any Term Loans, the expiration or termination of any Term Loan Commitment, the repayment of other amounts owing hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender. All amounts due under this Section 9.05 shall be payable promptly upon written demand therefor; provided, that, notwithstanding the foregoing, all amounts payable under this Section 9.05 and for which written demand shall have been received by the Borrower prior to the Maturity Date shall be payable not later than the Maturity Date.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender are each hereby authorized at any time and from time to time, except to the extent prohibited by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender, as the case may be, to or for the credit or the account of the Borrower or any Guarantor against any of and all the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement and other Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

64	Beazer – Term Loan Agreement (CS-2019)

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S CONFLICTS OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any Guarantor in any case shall entitle the Borrower or any Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to the Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

65	Beazer – Term Loan Agreement (CS-2019)

SECTION 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties hereto with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by telefacsimile transmission, or by “pdf”, “tiff” or similar electronic graphic file transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

66	Beazer – Term Loan Agreement (CS-2019)

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Obligor or its properties in the courts of any jurisdiction.

(b) Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Obligor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 9.01 (and to the attention of the officers specified in such Section 9.01), such service to become effective upon receipt by the Lender of a return receipt / delivery acknowledgment. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Obligor in any other jurisdiction.

SECTION 9.16 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, that to the extent legally permitted, the Borrower shall be promptly notified in order that it may seek a protective order or take other appropriate action; (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations; (f) with the consent of the Borrower; (g) in the case of Information comprising, disclosing or describing the existence and/or continuation of a Specified Default to the extent that the Borrower was requested to make a public disclosure of such Information pursuant to Section 5.13 hereof and has failed to do so as required by such Section

67	Beazer – Term Loan Agreement (CS-2019)

5.13 (it being agreed that any such disclosure by the Lender may be made in a manner that causes such Information to become Publicly Available Information), and each Obligor hereby agrees that no Lender shall have any liability to any Obligor or any other Person for any losses in connection with, or as a result of, any such disclosure which is made by the Lender acting in good faith; or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section 9.16, “Information” shall mean all information received from any Obligor in connection with this Agreement and related to any Obligor, or its business, other than any such information that was available to the Lender on a nonconfidential basis prior to its disclosure by an Obligor; provided that, in the case of Information received from any Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17 USA PATRIOT Act and Beneficial Ownership Regulation Notice. The Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (and the beneficial owners thereof and related information), which information includes the name and address of the Borrower and each Guarantor and other information that will allow the Lender to identify the Borrower and each Guarantor (and the beneficial owners thereof) in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.18 Agreement and Acknowledgement With Respect to the Exercise of the Bail-in Power Act Notice. Notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between the parties, each party to this Agreement acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the BRRD Party to it under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the BRRD Party or another Person (and the issue to or conferral on it of such shares, securities or obligations);

(iii) the cancellation of the BRRD Liability; and

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

68	Beazer – Term Loan Agreement (CS-2019)

(b) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

69	Beazer – Term Loan Agreement (CS-2019)

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BEAZER HOMES USA, INC., as Borrower

By:	/s/ David I. Goldberg
Name: David I. Goldberg
Title: Vice President, Treasurer and Investor
Relations

BEAZER GENERAL SERVICES, INC. BEAZER HOMES INDIANA HOLDINGS CORP.
BEAZER HOMES SALES, INC.
BEAZER HOMES TEXAS HOLDINGS, INC. BEAZER MORTGAGE CORPORATION BEAZER REALTY LOS ANGELES, INC. BEAZER REALTY CORP.
BEAZER HOMES HOLDINGS, LLC BEAZER HOMES, LLC,
As Guarantors

By:	/s/ David I. Goldberg
Name: David I. Goldberg
Title: Vice President and Treasurer

[SIGNATURE PAGE - BEAZER TERM LOAN AGREEMENT]

BEAZER CLARKSBURG, LLC BEAZER HOMES INVESTMENTS, LLC DOVE BARRINGTON DEVELOPMENT LLC ELYSIAN HEIGHTS POTOMIA, LLC
BEAZER GAIN, LLC,
As Guarantors

By:	BEAZER HOMES, LLC, its Sole Member

By:	/s/ David I. Goldberg
Name: David I. Goldberg
Title: Vice President and Treasurer

[SIGNATURE PAGE - BEAZER TERM LOAN AGREEMENT]

BEAZER REALTY SERVICES, LLC, as a Guarantor

By: BEAZER HOMES INVESTMENTS, LLC, its Sole Member

By: BEAZER HOMES, LLC, its Sole Member

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

BEAZER HOMES TEXAS, L.P., as a Guarantor

By: BEAZER HOMES TEXAS HOLDINGS, INC., its General Partner

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

[SIGNATURE PAGE - BEAZER TERM LOAN AGREEMENT]

BEAZER-INSPIRADA LLC, as a Guarantor

By: BEAZER HOMES HOLDINGS, LLC, its Sole Member

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

BH BUILDING PRODUCTS, LP, as a Guarantor

By: BH PROCUREMENT SERVICES, LLC, its General Partner

By: BEAZER HOMES TEXAS, LP., its Sole Member

By: BEAZER HOMES TEXAS HOLDINGS, INC., its General Partner

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

[SIGNATURE PAGE - BEAZER TERM LOAN AGREEMENT]

BH PROCUREMENT SERVICES, LLC, as a Guarantor

By: BEAZER HOMES TEXAS, LP., its Sole Member

By: BEAZER HOMES TEXAS HOLDINGS, INC., its General Partner

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

BEAZER HOMES INDIANA LLP, as a Guarantor

By: BEAZER HOMES INVESTMENTS, LLC, its Managing Partner

By: BEAZER HOMES, LLC, its Sole Member

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

CLARKSBURG ARORA LLC, as a Guarantor

By: BEAZER CLARKSBURG, LLC, its Sole Member

By: BEAZER HOMES, LLC, its Sole Member

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

[SIGNATURE PAGE]	Beazer – Term Loan Agreement (CS-2019)

CLARKSBURG SKYLARK, LLC, as a Guarantor

By: CLARKSBURG ARORA LLC, its Sole Member

By: BEAZER CLARKSBURG, LLC, its Sole Member

By: BEAZER HOMES, LLC, its Sole Member

By:	/s/ David I. Goldberg
Name:	David I. Goldberg
Title:	Vice President and Treasurer

[SIGNATURE PAGE]	Beazer – Term Loan Agreement (CS-2019)

CREDIT SUISSE INTERNATIONAL, as Lender

By:	/s/ Fahim Rahman
	Name:	Fahim Rahman
	Title:	Managing Director
Debt Capital Markets Solutions Group

By:	/s/ Scott J. Roose
	Name:	Scott J. Roose
	Title:	Managing Director

[SIGNATURE PAGE]	Beazer – Term Loan Agreement (CS-2019)

Schedule 3.07

MATERIAL LITIGATION

Matters described in the following reports as filed by the Borrower with the Securities and Exchange Commission:

1)

Report on Form 10-K for the fiscal year ended September 30, 2018, filed on November 13, 2018 (Part 1, Item 3, “Legal Proceedings”; Notes to Consolidated Financial Statements, Note (9), “Contingencies”).

2)

Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed on August 1, 2019 (Part I, Item 1, Notes to Condensed Consolidated Financial Statements, Note (8), “Contingencies”; Part II, Item 1, “Legal Proceedings”).

77	Beazer – Term Loan Agreement (CS-2019)

Schedule 3.10

SUBSIDIARIES

Subsidiary	Jurisdiction	Owner	Percentage Owned
Beazer Gain, LLC	Delaware	Beazer Homes, LLC	100%

Beazer General Services, Inc.	Delaware	Beazer Homes Holdings, LLC	100%

Beazer Homes Capital Trust I	Delaware	Beazer Homes USA, Inc.	100%

Beazer Homes, LLC	Delaware	Beazer Homes Holdings, LLC	100%

Beazer Homes Holdings, LLC	Delaware	Beazer Homes USA, Inc.	100%

Beazer Homes Indiana Holdings Corp.	Delaware	Beazer Homes Investments, LLC	100%

Beazer Homes Investments, LLC	Delaware	Beazer Homes, LLC	100%

Beazer Homes Sales, Inc.	Delaware	Beazer Homes Holdings, LLC	100%

Beazer Homes Texas Holdings, Inc.	Delaware	Beazer Homes Holdings, LLC	100%

Beazer Homes Texas, L.P.	Delaware	Beazer Homes Holdings, LLC	99%
		Beazer Homes Texas Holdings, Inc.	1%

Beazer Mortgage Corporation	Delaware	Beazer Homes USA, Inc.	100%

Beazer Realty Los Angeles, Inc.	Georgia	Beazer Homes Holdings, LLC	100%

Beazer Realty Services, LLC	Delaware	Beazer Homes Investments, LLC	100%

Beazer-Inspirada LLC	Delaware	Beazer Homes Holdings, LLC	100%

BH Building Products, LP	Delaware	Beazer Homes Texas, L.P.	99%
		BH Procurement Services, LLC	1%

BH Procurement Services, LLC	Delaware	Beazer Homes Texas, L.P.	100%

78	Beazer – Term Loan Agreement (CS-2019)

Subsidiary	Jurisdiction	Owner	Percentage Owned

Dove Barrington Development LLC	Delaware	Beazer Homes, LLC	100%

Gatherings, LLC	Delaware	Beazer Homes Holdings, LLC	100%

Beazer Employee Disaster Assistance Corp.	Georgia	Beazer Homes USA, Inc.	100%

Beazer Realty Corp.	Georgia	Beazer Homes, LLC	100%

Beazer Homes Indiana LLP	Indiana	Beazer Homes Investments, LLC	98%
		Beazer Homes Indiana Holdings Corp.	1%
		Beazer Homes, LLC	1%

Beazer Clarksburg, LLC	Maryland	Beazer Homes, LLC	100%

Clarksburg Arora LLC	Maryland	Beazer Clarksburg, LLC	100%

Clarksburg Skylark, LLC	Maryland	Clarksburg Arora, LLC	100%

Security Title Insurance Company	Vermont	Beazer Homes USA, Inc.	100%

Elysian Heights Potomia, LLC	Virginia	Beazer Homes, LLC	100%

79	Beazer – Term Loan Agreement (CS-2019)

Schedule 3.14

COMPLIANCE WITH LAWS

Matters described in the following reports as filed by the Borrower with the Securities and Exchange Commission:

(1) Report on Form 10-K for the fiscal year ended September 30, 2018, filed on November 13, 2018 (Part 1, Item 3, “Legal Proceedings”; Notes to Consolidated Financial Statements, Note (9), “Contingencies”).

(2) Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed on August 1, 2019 (Part I, Item 1, Notes to Condensed Consolidated Financial Statements, Note (8), “Contingencies”; Part II, Item 1, “Legal Proceedings”).

80	Beazer – Term Loan Agreement (CS-2019)

Schedule 6.01

EXISTING LIENS

Matters described in the following reports as filed by the Borrower with the Securities and Exchange Commission:

(1) Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed on August 1, 2019 (Part I, Item 1, Notes to Condensed Consolidated Financial Statements, Note (7), “Borrowings”).

81	Beazer – Term Loan Agreement (CS-2019)

Schedule 6.02

EXISTING INDEBTEDNESS

Matters described in the following reports as filed by the Borrower with the Securities and Exchange Commission:

(1) Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed on August 1, 2019 (Part I, Item 1, Notes to Condensed Consolidated Financial Statements, Note (7), “Borrowings”).

82	Beazer – Term Loan Agreement (CS-2019)

Exhibit A

to the Credit Agreement

1.    FORM OF BORROWING REQUEST AND ACCEPTANCE

Credit Suisse International

Attn: Loans Participations

One Cabot Square

London, England E14 4QJ

Facsimile No.: +44 207 888 8398

[______], 20[_]

Ladies and Gentlemen:

The undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of September 9, 2019 (as it may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the guarantors from time to time party thereto and CREDIT SUISSE INTERNATIONAL, as lender (in such capacity and together with its successors, the “Lender”). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

(1) Pursuant to Section 2.04 of the Credit Agreement, the Borrower hereby irrevocably requests a Term Loan (the “Term Loan”) on the following terms:

(A)	Requested date of the Funding Date (which shall be a Business Day):	On September [23], 2019.

(B)	Requested principal amount of Term Loan (which shall not exceed the Term Loan Maximum Amount):	$_____________.

(C)	The Term Loan Interest Rate shall not exceed:	_____________%

(D)	The Repayment Amount Rate shall not exceed:	_____________%

(2) The Borrower hereby agrees and acknowledges that the making of the Term Loan shall be subject to (i) the completion, execution and delivery hereof by the Lender, in the sole discretion of the Lender; and (ii) the satisfaction of, or waiver by the Lender (in writing and in its sole discretion) of, the conditions precedent set forth in Article IV of the Credit Agreement.

A-1	Beazer – Term Loan Agreement (CS-2019)

(3) The Borrower hereby represents and warrants that, as of the date hereof, it is not in possession of any material, non-public information (within the meaning of the Securities Laws) (“MNPI”) with respect to the Borrower or any of its Subsidiaries. The Borrower shall have no obligation to update such representation and warranty regarding MNPI if, after making such representation and warranty hereunder and in accordance with the provisions of the Credit Agreement, the Borrower shall subsequently become the possessor of MNPI with respect to itself; provided that the Borrower shall not in such case (x) share such MNPI with the Lender or any employee, officer, director, affiliate or agent of the Lender, or (y) amend, revoke, rescind or otherwise alter this Borrowing Request and Acceptance without making a new representation and warranty regarding MNPI with respect to itself and its Subsidiaries.

This Borrowing Request and Acceptance supersedes and replaces any Borrowing Request and Acceptance which the Borrower may have delivered to the Lender prior to the date hereof. Neither this Borrowing Request and Acceptance nor any provision hereof may be waived, amended, or modified except pursuant to an agreement or agreements in writing entered into by the Lender and the Borrower.

This Borrowing Request and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided above. Delivery of an executed signature page to this Borrowing Request and Acceptance by facsimile or other customary electronic transmission shall be as effective as delivery of a manually signed counterpart of this Borrowing Request and Acceptance.

The provisions of Section 9.18 of the Credit Agreement (Agreement and Acknowledgement With Respect to the Exercise of the Bail-in Power Act Notice) are hereby incorporated by reference herein, mutatis mutandis, as if set forth in full herein, and each of the Borrower and the Lender hereby acknowledges and agrees to such incorporation and to the application of such provisions to it hereunder.

[SIGNATURE PAGE FOLLOWS]

A-2	Beazer – Credit Agt Exhibits

Very truly yours,

BEAZER HOMES USA, INC.

By:
Name:
Title:

By its execution and delivery hereof, Credit Suisse International, as Lender, hereby agrees to make the Term Loan on the terms set forth in paragraph (1) above and hereby by informs the Borrower of the following:

1.	The Term Loan Interest Rate applicable to the Term Loan shall be [__]% (which does not exceed the maximum Term Loan Interest Rate acceptable to the Borrower as specified in paragraph (1)(C) above).

2.	The Repayment Amount Rate shall be [__]% (which does not exceed the maximum Repayment Amount Rate acceptable to the Borrower as specified in paragraph (1)(D) above).

Very truly yours,

CREDIT SUISSE INTERNATIONAL

By:
Name:
Title:

By:
Name:
Title:

A-3	Beazer – Credit Agt Exhibits

Exhibit B

to the Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto and CREDIT SUISSE INTERNATIONAL, as the “Lender”. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1. [NAME OF ASSIGNOR] (the “Assignor”) hereby sells and assigns, without recourse, to [NAME OF ASSIGNEE] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts [and percentages] set forth below of [(i) the Term Loan Commitment of the Assignor on the Effective Date set forth below and (ii)] the Term Loans owing to the Assignor which are outstanding on the Effective Date.

2. By executing and delivering this Assignment and Acceptance, the Assignor hereunder and the Assignee hereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such Assignor warrants that it is the legal and beneficial owner of the interests being assigned hereby free and clear of any adverse claim and that its commitments under the Credit Agreement, and the outstanding balances of its Term Loans, if any, in each case without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance, (ii) except as set forth in clause (i) above, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; (iii) such Assignee confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.04 of the Credit Agreement or delivered pursuant to Section 5.08 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iv) such Assignee will independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; and (v) such Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as the Lender.

B-1	Beazer – Term Loan Agreement (CS-2019)

From and after the Effective Date (A) the Assignee hereunder shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Acceptance, have the rights and obligations of the Lender under the Credit Agreement and (B) the Assignor hereunder shall, to the extent of the interest assigned by this Assignment and Acceptance, be (if obligations have been assigned pursuant thereto) released from its obligations under the Credit Agreement. [INSERT THE FOLLOWING IF THE ASSIGNMENT AND ACCEPTANCE COVERS ALL OR THE REMAINING PORTION OF AN ASSIGNING LENDER’S RIGHTS AND OBLIGATIONS UNDER THE CREDIT AGREEMENT: The Assignor shall cease to be a party under the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.15, 2.18 and 9.05 thereof, as well as to any fees accrued for its account and not yet paid, and shall continue to be bound by and subject to Section 9.16 of the Credit Agreement.]

3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York, without regard to such State’s conflicts of laws principles other than Section 5-1401 of the General Obligations Law of the State of New York.

4. Neither this Assignment and Acceptance nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by all of the parties hereto.

5. This Assignment and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 1 above. Delivery of an executed signature page to this Assignment and Acceptance by facsimile or other customary electronic transmission shall be as effective as delivery of a manually signed counterpart of this Assignment and Acceptance.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

B-2	Beazer – Term Loan Agreement (CS-2019)

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Facility/Commitment	Principal Amount Assigned	Percentage Assigned of Commitment or Term Loans (set forth, to at least 8 decimals, as a percentage of the credit facility and the aggregate Commitments of all Lenders thereunder)
Term Loan Commitment/Term Loans	$	%

[Remainder of page intentionally left blank]

B-3	Beazer – Term Loan Agreement (CS-2019)

Accepted

The terms set forth above are hereby agreed to:
CREDIT SUISSE INTERNATIONAL, as Lender and Assignor

By:
Name:
Title:

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

BEAZER HOMES USA, INC.,
as Borrower

By:
Name:
Title:

B-4	Beazer – Term Loan Agreement (CS-2019)

2.                    Exhibit C

to the Credit Agreement

FORM OF SUPPLEMENTAL GUARANTY

[Date]

CREDIT SUISSE INTERNATIONAL, as Lender

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of September 9, 2019, among Beazer Homes USA, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time parties thereto and Credit Suisse International, as Lender (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.

In accordance with Section 5.13 and Section 8.11 of the Credit Agreement, the undersigned, [GUARANTOR]____________, a [corporation/limited partnership/limited liability company] organized under the laws of ___________, hereby elects to be a “Guarantor” for all purposes of the Credit Agreement effective from the date hereof.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto as a Guarantor.

This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws of the State of New York (but otherwise without regard to the conflict of laws provisions, other than Section 5-1401 of the General Obligations Law of the State of New York).

IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the __ day of ____, 20__.

[GUARANTOR]
By:______________________________(SEAL)
Name:
Title:

C-1	Beazer – Credit Agt Exhibits